AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
July 3, 2002

REGISTRATION NO.

SECURITIES AND EXCHANGE COMMISSION

FORM SB-2 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ROANOKE TECHNOLOGY CORP. (Exact Name of Small Business Issuer as Specified in its Charter)

FLORIDA (State of Incorporation)	7389 (Primary Standard Classification Code)	22-3558993 (IRS Employer ID No.)

539 Becker Drive
Roanoke Rapids, North Carolina  27870
Telephone:  (252)  537-9222
Facsimile:  (252)  537-3125(Address and Telephone Number of Registrant's Principal
Executive Offices and Principal Place of Business)

DAVID SMITH, JR.
CHIEF EXECUTIVE OFFICER AND DIRECTOR
539 Becker Drive
Roanoke Rapids, North Carolina  27870
Telephone:  (252)  537-9222
Facsimile:  (252)  537-3125(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
RICHARD I. ANSLOW, ESQ.
ANSLOW & JACLIN, LLP
4400 ROUTE 9, 2ND FLOOR
FREEHOLD, NEW JERSEY
TELEPHONE NO.: (732) 409-1212
FACSIMILE NO.: (732) 577-1188

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class Of securities to be Registered	Amount to be Registered (3)	Proposed Maximum Aggregate Offering Price (1)	Proposed Maximum Aggregate Per Share(2)	Amount of Registration fee
Common Stock of par value $0.01 per share	83,600,000	$2,508,000	$.03	$230.74

Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) based on the average of the bid and asked price of the common stock on the over- the-counter electronic bulletin board maintained by the National Association of Securities Dealers on July 2, 2002.

(1) Estimated solely for the purposes of computation of the registration fee pursuant to Rule 457.

(2) Represents the average closing bid price of our common stock as of July 3, 2002.

(3) Shares of common stock which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and upon exercise of related warrants. The number of shares of common stock registered hereunder represents a good faith estimate by the Company of the number of shares of common stock issuable upon conversion of the debentures and upon exercise of the warrants. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of or in respect of the debentures and the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED JULY   , 2002

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject To Completion, dated July 3, 2002.

Prospectus

Roanoke Technology Corp
873,600,000 shares of common stock, $.0001 par value

This is an offering of a total of 83,600,000 shares of our common stock, par value $.0001 by the individuals who are named under the caption “Selling Stockholders.” We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

The selling stockholders may offer and sell the shares of our common stock from time to time directly, or through underwriters, in the over-the-counter market, in negotiated transactions, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Prior to this offering, our common stock, also known as the “securities”, is traded on the OTC Electronic Bulletin Board under the symbol “RNKE.”

These are speculative securities. RISK FACTORS ASSOCIATED WITH THESE SECURITIES CAN BE FOUND ON PAGE 8 IN THE SECTION TITLED RISK FACTORS. These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Information in this document is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The Date Of This Prospectus is      , 2002.

Prospectus Summary

The Offering

Of the shares of common stock being offered by the selling stockholders, a maximum of 80,000,000 shares of our common stock may be acquired by them upon conversion of the convertible debentures held by them and a maximum of 3,600,000 shares of our common stock may be acquired based upon conversion of warrants. In addition, 2,000,000 shares that are being offered were issued to Oyster Software pursuant to a settlement agreement. There is no assurance that a public market for our shares of common stock will be sustained after the completion of the offering.

About Us

We are headquartered in Roanoke Rapids, North Carolina. We are a developer and marketer of a service designed to maximize and promote Internet web site presence. To put it simply, our primary business function is to make our customers’ Internet web sites easy to find. Most persons searching the Web for a product or service use a search engine. Web sites are increasingly using television and print media advertising in an attempt to direct traffic to their web sites, but we utilize our own proprietary software products to alter our customer’s web sites in ways which make the sites more appealing to the top search engines. If our customers wish to generate business from the Internet, it is important that their Web sites appear in the top 10 or 20 positions of targeted search engine indices. Simply put, that is what we do. In addition, we utilize a suite of proprietary computer programs which allow our users to analyze and track their Web Sites “visibility”. Our proprietary software analyzes high ranked sites on the targeted search engines to determine the most important key words, phrases, and other design characteristics of those sites. Our customer’s web sites are then changed to reflect the preferences of those search engines and thus increase the probability that their web site will appear in the top 10 or 20 sites listed by the search engine when those search characteristics are used. Since most Web surfers ignore search results beyond the first hundred listed sites, a higher ranking almost always translates to higher visitor hits for our customers. This results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.

We were incorporated in Florida on December 11, 1997 under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc., also known as Top 10, a Virginia corporation with its principal place of business in North Carolina, in accordance with a Stock Purchase Agreement and Share Exchange dated and effective May 28, 1998. Top 10 was incorporated in Virginia on November 18, 1997. We maintain our principal offices at 539 Becker Drive, Roanoke Rapids, North Carolina 27870 and our telephone number is (252) 537- 9222.

The Offering

Securities offered: 83,600,000 selling security holder shares.

Common stock outstanding: 40,338,112. This amount does not include an aggregate of shares of our common stock to be issued pursuant to the convertible debentures or warrants.

Offering price: There is no offering price. The shares are being registered for the selling security holders only.

Use of proceeds: We will not receive any proceeds from this offering.

Risk factors: An investment in our common shares involves a high degree of risk and our common shares should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective purchasers of the shares of our common stock should carefully review and consider the factors set forth under “Risk Factors” as well as other information in this document, before purchasing any of the shares of our common stock.

OTC Bulletin Board symbol: The shares of our common stock are presently trading on the OTC Electronic Bulletin Board under the symbol “RNKE.” There can be no assurance that an active trading market will be sustained. As a result, an investor may find it difficult to dispose of, or to obtain adequate quotations as to the price of the shares of our common stock.

Summary Financial Information

The following table sets forth summary historical financial information of Roanoke for the fiscal year ended October 31, 2001 and 2000. The summary historical financial data should be read in conjunction with the financial statements, and notes of Roanoke and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

                                       Year Ended             Year Ended
                                       October 31,            October 31,
                                          2001                   2000

Net Sales                              1,551,609               1,999,103

Gross Profit                             809,593                 943,835

Selling, General &
Administrative
Expenses                               2,403,982               2,001,328

Research &
Development Costs                        255,274                 115,023

Depreciation Costs
And Amortization Costs                   180,724                 155,500

Interest                                (29,716)                   (728)

Net Income (Loss)                      (1,879,379)             (1,065,244)
                                       ---------               ---------

Cash Flows:

Operating                              (323,658)                (25,964)

Investing                                      0                 108,000

Financing                                523,170                 (8,695)

Basic Earnings per share                  (0.21)                  (0.64)

Balance Sheet Data:

Current Assets                            40,127                  95,954

Total Assets                             573,040                 465,925

Current Liabilities                      669,719                 242,830

Total Liabilities                        918,332                 249,484

Stockholders Equity                    (355,292)                 216,441

The following table sets forth summary historical financial information of Roanoke for the six months ended April 30, 2001 and 2002. The summary historical financial data should be read in conjunction with the financial statements, and notes of Roanoke and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                    April 30, 2001           April 30, 2002
                                   ----------------         ----------------

Net Sales                               855,003                   980,867
Gross Profit                            314,284                   616,861
Selling General
And Administrative                      962,202                 1,536,053
Research &
Development costs                        66,673                   125,727
Depreciation and
Amortization Costs                       39,655                    94,625
Interest Costs                           10,301                    20,062
Net Income (Loss)                      (724,892)               (1,064,981)
Cash Flows:
Operating                                 4,261                  (117,944)
Investing                                     0                  (229,226)
Financing                                     0                   324,311
Basic Earnings
per share                                  (.02)                     (.27)
Balance Sheet Data:
Current Assets                          138,968                    40,127
Total Assets                            549,335                   573,040
Current Liabilities 1,046,158           679,719
Total Liabilities                     1,275,370                   928,332
Stockholders' Equity (723,035)         (355,292)

RISK FACTORS

An investment in the securities being offered involves a high degree of risk. Prior to making any investment decision, prospective investors should carefully consider the following risk factors together with the other information presented in this prospectus including the financial statements and notes.

Our independent auditors have issued a report in which they expressed substantial doubt about our ability to continue as a going concern.

The report of our independent auditors on our financial statements for the year ended October 31, 2001 contains an explanatory paragraph which indicates that we have recurring losses from operations. The deficit accumulated in the developmental stage of operation as of April 30, 2002 was $6,661,464. This report states that, because of these losses, there may be a substantial doubt about our ability to continue as a going concern. This report and the existence of these recurring losses from operations may make it more difficult for us to raise additional debt or equity financing needed to run our business and is not viewed favorably by investors. We urge potential investors to review this report before making a decision to invest in us.

We have a limited operating history that you can use to evaluate us and the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company

We have operated since May 28, 1998. We will be required to incur additional fixed costs, which could limit our ability to reduce expenses in an economic downturn or a slow seasonal period. Therefore, our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by a new small business in a highly competitive industry.

The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company and the highly competitive environment in which we will operate. To address these risks, we must, among other things, respond to competitive developments, continue to attract, retain and motivate qualified persons, research and develop new technology and commercialize services incorporating such technologies.

There can be no assurance we will be successful in addressing these risks or any other risks. We have not been in business long enough to make a reasonable judgment as to our future performance. There can be no assurance that we will be able to successfully implement our business plan, generate sufficient revenue to meet our expenses, operate profitably or be commercially successful. Since we have a limited operating history of marketing our services to the public over the Internet, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

We expect to have quarter to quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including:

       regulatory actions;
       market acceptance of our products and services;
       new product and service introductions; and
       competition.

We Will Require Additional Funds to Achieve Our Current Business Strategy and Our Inability to Obtain Additional Financing Could Have a Material Adverse Effect on Our Ability to Maintain Business Operations.

Even with the proceeds from the debentures we issued we will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. However, at this time, we can not determine the amount of additional funding necessary to implement such plan. We intend to assess such amount at the time we will implement the business plan. Furthermore, we intend to effect future acquisitions with cash and the issuance of debt and equity securities. The cost of anticipated acquisitions may require us to seek additional financing. We anticipate requiring additional funds in order to fully implement our business plan to significantly expand our operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable. Our inability to obtain financing would have a material adverse effect on the our ability to implement our acquisition strategy, and as a result, could require us to diminish or suspend our acquisition strategy.

If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate certain product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

We Operate in an Industry That May Become Heavily Regulated and Compliance Failures Could Negatively Affect Our Business

Due to the increasing popularity of the Internet, it is possible that new laws and regulations may be adopted dealing with such issues as user privacy, content and pricing. Such laws and regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel, which in turn could have a material adverse effect on our business, financial condition and operating results.

Government regulation and legal uncertainties could add additional costs to doing business on the Internet. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, the Telecommunications Act of 1996 sought to prohibit transmitting various types of information and content over the Internet. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and on-line service providers in a manner similar to long distance telephone carriers and to impose access fees on those companies. This could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet or any new interpretations of existing laws could adversely affect our business.

We Face Significant Competition from More Established Companies Which Could Prevent Usfrom
Establishing a Stable and Long Lasting Market Presence

There can be no assurance that we will be able to compete successfully against current and future competitors or that competitive pressures faced by us will not have a material adverse effect on our business, prospects, financial condition and results of operations. We compete intensely with web site development companies which are substantially larger than us and has significantly greater financial and personnel resources. Furthermore, we are a relatively new participant in the industry and as such can not be considered to be directly competitive with such companies at this time. Nevertheless, it is our goal to become a viable direct sales company with our own market presence and productive IMDs. However, there is no assurance that we will be able to establish a stable and long lasting market presence.

We Depend on Our Chief Executive Officer and Other Management Personnel to Operate and Grow and If We Lose the Services of These Employees We Will Be Unable to Provide the Services to Our Clients

We are dependent to a great extent upon the experience, abilities and continued services of David L. Smith, Jr., our Chief Executive Officer and Director, Jack Webb, our President, Chief Operating Officer and Director and Edwin E. Foster, Jr., our Secretary, Chief Financial Officer and Director. The loss of services of David, and Jack and/or Ed could have a material adverse effect on our business, financial condition or results of operation. We have entered into employment agreements with David (3 years commencing August 2000). Jack and Ed are employees at will.

Control by Management Could Prevent a Change of Control and May Affect the Market Price of

Our Common Stock

Upon completion of the issuance of all shares registered in this offering, David L. Smith, Jr., our CEO and Director will beneficially own at least approximately 25.59% of our then outstanding common stock and will continue to be our principal shareholder. Accordingly, David will still probably be in a position to exert actual or effective control over our business and operations, including the election of all of our directors and approval of significant corporate transactions.

The Selling Security Holder Shares Are Being Registered for Resale in this Registration Statement and the Sale of Such Shares Can Have a Negative Effect on The Market Price of Our Common Stock.

The sale of shares can have a negative impact on the price of our common stock. No predictions can be made as to the effect, if any, that sales of our shares by the selling security holder shares being registered will have on the market price of our common stock. Nevertheless, sales of substantial amounts of our common stock, or the perception that such sales may occur, could reduce our market price.

As of July 3, 2002, $200,000 principal amount of secured convertible debentures were issued and outstanding. The debentures are convertible into such number of shares of common stock as is determined by dividing the principal amount thereof by the then current conversion price. If converted on July 3, 2002, the debentures would have been convertible into approximately 13,333,333 shares of common stock, but this number of shares could prove to be significantly greater in the event of a decrease in the trading price of the common stock. Purchasers of common stock could therefore experience substantial dilution of their investment upon conversion of the debentures. The debentures are not registered and may be sold only if registered under the Securities Act of 1933, as amended, or sold in accordance with an applicable exemption from registration, such as Rule 144. The shares of common stock into which the debentures may be converted are being registered pursuant to this registration statement.

As of July 3, 2002, warrants to purchase 600,000 shares of common stock issued to the purchasers of the debentures were outstanding. These warrants are exercisable over the next ten years at a price equal to the lesser of $$.015 per share or a variable exercise price based upon the trading price of the common stock at the time of exercise, which price may be adjusted from time to time under certain antidilution provisions. The shares of common stock issuable upon exercise of these warrants are being registered pursuant to this registration statement.

As of July 3, 2002, 3,340,000 shares of common stock were reserved for issuance upon exercise of our outstanding warrants and options other than those issued in connection with the debentures, and an additional 83,600,000 shares of common stock were reserved for issuance upon conversion of the debentures and exercise of the warrants issued in connection with the debentures. As of July 3, 2002, there were 40,338,112 shares of common stock outstanding. Of these outstanding shares, 12,883,517 shares were freely tradeable without restriction under the Securities Act of 1933, as amended, unless held by affiliates.

Although There is a Public Market, It is Possible That the Market Price of Our Common Stock Will be Subject to Wide Fluctuations

Although our common stock is listed on the OTC Electronic Bulletin Board, prior to this offering there has been a limited public market for our common stock, and there can be no assurance that any active trading market will develop or, if any such market develops, that it will be sustained. In the event our operating results fall below the expectations of public market analysts and investors, the market price of our common stock would likely be materially negatively affected. Additionally, our quarterly operating results or other developments affecting us, such as announcements by us or our competitors regarding acquisitions or dispositions, new procedures or technology, changes in general conditions in the economy, and general market conditions could cause the market price of our common stock to fluctuate substantially. The equity markets have, on occasion, experienced significant price and volume fluctuations that have affected the market prices for many companies’ securities and have often been unrelated to the operating performance of these companies.

We Do Not Expect to Pay Dividends and Investors Should Not Buy Our Common Stock Expecting to Receive Dividends

We have never declared or paid any cash dividends on our common stock. We intend to retain our earnings, if any, to finance the growth and development of our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on our common stock. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital and legal requirements and such other factors as our Board of Directors deems relevant.

Our Directors Are Protected from Personal Liability in Accordance with Florida Law

As permitted by Florida law, our certificate of incorporation eliminates personal liability of our directors and our stockholders for monetary damages for breach of fiduciary duty as a director, except in certain circumstances. Accordingly, stockholders may have limited rights to recover monetary damages against our directors for breach of fiduciary duty.

Possible Issuance of Additional Common Stock and Options Which Would Dilute the PercentageOwnership
Held by the Public Shareholders

Although there are no present plans, agreements, commitments or undertakings with respect to the issuance of additional shares or securities convertible into any such shares by us, any shares issued would further dilute the percentage ownership of our Company held by the public stockholders.

"Penny Stock" Rules May Make Buying or Selling Our Common Stock Difficult

Trading in our securities is subject to the “penny stock” rules. The SEC has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. These rules require that any broker-dealer who recommends our securities to persons other than prior customers and accredited investors, must, prior to the sale, make a special written suitability determination for the purchaser and receive the purchaser’s written agreement to execute the transaction. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated with trading in the penny stock market. In addition, broker-dealers must disclose commissions payable to both the broker-dealer and the registered representative and current quotations for the securities they offer. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

       Make a suitability determination prior to selling a penny stock to the purchaser;
       Receive the purchaser’s written consent to the transaction; and
       Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Negative Operating Results May Decrease the Price of the Shares of Our Common Stock

In the event our operating results fall below the expectations of public market analysts and investors, the market price of our common stock would likely decrease. Additionally, our quarterly operating results or other developments affecting us, such as announcements by us or our competitors regarding acquisitions or dispositions and new procedures or technology, could cause the market price of our common stock to fluctuate substantially.

Forward Looking Statements

This prospectus includes “forward-looking statements” within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act. Our actual results may differ significantly from the results discussed in such forward-looking statements. The safe harbors contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, which apply to forward-looking statements, are not applicable to this offering.

Use Of Proceeds

The shares of our common stock being offered are for the account of the selling stockholders. Accordingly, we will not receive any of the proceeds from the resale of shares of our common stock by the selling stockholders. We are registering the shares of our common stock under contractual arrangements.

Dividend Policy

We have never paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. The payment of future cash dividends by us on our common stock will be at the discretion of our Board of Directors and will depend on our earnings, financial condition, cash flows, capital requirements and other considerations as our board of directors may consider relevant. Although dividends are not limited currently by any agreements, it is anticipated that future agreements, if any, with institutional lenders or others may limit our ability to pay dividends on our common stock.

Market for Common Equity and Related Stockholder Matters Market Information

Our shares of common stock are currently traded on the OTC Electronic Bulletin Board under the symbol “RNKE”. There is no assurance that an active trading market will develop which will provide liquidity for our existing shareholders or for persons who may acquire common stock through the exercise of any options.

The reported high and low bid prices for our common stock are shown below for each quarter during the last two complete fiscal years. The following table sets forth, for the periods indicated, the range of high and low closing bid prices for the Company’s common stock through April 30, 2002 and as available through electronic trading services subsequent to such date.

                         Common Stock Bid
     Fiscal Quarter      High              Low
                         ----              ---
     January 31, 1999   $ 7.125            $1.875
     April 30, 1999     $10.00             $6.375
     July 31, 1999      $11.00             $8.00
     October 31, 1999   $ 9.00             $4.50
     January 31, 2000   $ 5.12             $3.37
     April 30, 2000     $ 3.50             $0.75
     July 31, 2000      $ 1.50             $0.05
     October 31, 2000   $ 1.01             $0.125
     January 31, 2001   $ 0.45             $0.15
     April 30, 2001     $ 0.15             $0.05
     July 31, 2001      $ 0.10             $0.02
     October 31, 2001   $ 0.02             $0.01
     January 31, 2002   $ 0.01             $0.17
     April 30, 2002     $ 0.05             $0.19

Penny Stock Considerations

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks are equity securities with a price of less than $5.00. Penny stock rules require a broker-dealer to deliver a disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer price for the penny stock, the compensation of the broker-dealer in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.

These disclosure requirements may have the effect of reducing the level of trading activity for a stock that becomes subject to the penny stock rules. Our shares will likely be subject to such penny stock rules, and our shareholders will, in all likelihood, find it difficult to sell their shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Overview

Gross revenues refer to fees earned in the design, development, production, and marketing of technology to provide enhanced Internet marketing capabilities. We earn revenue when it provides Internet services that improve an Internet site’s ranking when searched on the leading Internet search engines. Generally, the payment terms require payment to us at, or prior to, the time that the services are performed. Historically, we have not experienced substantial problems with unpaid accounts or had to refund significant monies. Our premium Service and renewals of the same account for 97.5% of our business.

We have technological expertise in the preparing and submitting web site pages with “key search words” to the targeted search engines. The web site page is configured so that when these key search words are entered into a search engine, the search will most likely hit on this web page.

Primarily as a result of the acquisition of Top-10 Promotions, Inc. on May 28, 1998, our revenue has been generated from the sale of services of Top-10 Promotions, Inc. as of the date of acquisition. The acquisition was accounted for using the purchase method of accounting and the results of operations of Top-10 Promotions, Inc. from the date of purchase are included in the financial statements. In the first year of business activity, we were building a sales team and experienced gross revenue of $54,032. During the years ended October 31, 1999, 2000 and 2001, we had gross revenues of $1,144,122, $1,999,103 and $1,551,609, respectively.

The Three Months Ended April 30, 2002 Compared to the Three Months Ended April 30, 2001

Revenues for the quarter of fiscal years 2002 and 2001 were $463,538 and $588,312, respectively. Management attributes this decline primarily to be immaterial. We have engaged consultants to assist with our growth.

Cost of sales was $292,587 or 63% of revenues as compared to $199,760 or 34% of revenues in the prior year. The increase as a percentage of sales is attributable primarily to increased sales personnel. We expect an increase in productivity resulting from the redesign of our lead generating program and revenues generated from our Web Hosting service. General and administrative costs decreased from $1,212,168 or 208% of revenues in the prior year quarter to $485,731 or 105% of revenues. The prior year quarter costs were higher mainly due to compensation in the form of a stock bonus. During the current quarter, the most significant cost was the cost of consultants that were paid with the issuance of common stock.

Liquidity and Capital Resources

Cash flows from operating activities were $4,261 for the six months ended April 30, 2002 as compared with cash flows of ($117,944) in the prior year. Cash Flows from Investing Activities were $0 as compared with ($229,226) in the prior year. The purchase in the prior year was primarily of leasehold improvements, computer equipment, furniture and fixtures for expansions in our newly leased office space. Financing activities were $0 as compared to $324,311 in the prior year. We received $290,000 from loan proceeds and $50,000 from the issuance of stock in the prior year’s quarter.

Outlook

Considerable effort has been put into concentrating on two key areas since the close of our fiscal year: increasing sales and reducing expenses. Long distance charges have been reduced in excess of forty percent and Internet access fees have been reduced by over sixty percent. Several non-revenue positions have either been eliminated or moved to revenue-producing activities. We continue to look at every opportunity to reduce our cost structure without sacrificing the quality of our service offering. Our hardware infrastructure is adequate to support our projected growth and we do not anticipate any major expenditure in this area during the 2001-2002 fiscal year. Gross sales have been higher than same-month sales from the previous year since December 2001.

We are continuing to give attention to increasing the size and the productivity of our sales force. Training sessions are conducted daily with all newly hired employees that help them become a contributor to our revenues in a much shorter time frame than they had historically.

We have recently introduced our newest product, RTC Storebuilder. This product is a template-driven business to consumer web site system. Anyone who can create a document using a word processing program can create a web site. The product includes a powerful back-end database and an on-line shopping cart. Credit cards may be processed seamlessly if the web site owner has a merchant account with any of the major providers.

By focusing on increasing sales of our flagship product, Top-10 Promotions, and by introducing our newest modules of RTC Hosting, we expect to enjoy increased sales over the same previous periods for the foreseeable future. By examining every opportunity to reduce cost, we are making significant improvements in our cost to serve. The combination of improvements to these two key areas will continue to be our driving force in order that we can provide a fair return to all of our stockholders.

DESCRIPTION OF BUSINESS

We were incorporated in Florida on December 11, 1997 under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc., also known as Top 10, a Virginia corporation with its principal place of business in North Carolina, in accordance with a Stock Purchase Agreement and Share Exchange dated and effective May 28, 1998. Top 10 was incorporated in Virginia on November 18, 1997. We maintain our principal offices at 539 Becker Drive, Roanoke Rapids, North Carolina, 27870 and our telephone number is (252) 537- 9222.

We have not been involved in any bankruptcy, receivership or similar proceeding. We have not been involved in any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business.

Business of Issuer. We are headquartered in Roanoke Rapids, North Carolina and we are a developer and marketer of a service designed to maximize and promote Internet web site presence. To put it simply, our primary business function is to make our customers’ Internet web sites easy to find. Most persons searching the Web for a product or service use a search engine. Web sites Often use television and print media advertising in an attempt to direct traffic to their web sites, but we utilize our own proprietary software products to alter our customer’s web sites in ways which make the sites more appealing to the top search engines. If our customers wish to generate business from the Internet, it is important that their Web sites appear in the top 10 or 20 positions of targeted search engine indices. Simply put, that is what we do. In addition, we utilize a suite of proprietary computer programs which allow our users to analyze and track their Web Sites “visibility”. Our proprietary software analyzes high ranked sites on the targeted search engines to determine the most important key words, phrases, and other design characteristics of those sites. Our customer’s web sites are then changed to reflect the preferences of those search engines and thus increase the probability that their web site will appear in the top 10 or 20 sites listed by the search engine when those search characteristics are used. Since most Web surfers ignore search results beyond the first hundred listed sites, a higher ranking almost always translates to higher visitor hits for our customers. This results in greater exposure for our customers, improved results for their web presence, and increased customer reliance on our services.

The sweeping transition of the Internet from being primarily an information and entertainment platform to becoming a medium for e-commerce is well under way. Web sites are no longer perceived just for informational content or to simply establish Internet presence. In order to fully capitalize on the opportunity that the Internet represents, today’s companies require implementation of a proven Internet promotional strategy to maintain traffic and develop sales. In order for companies to fully realize the potential of the Internet, companies must effectively market their web sites beyond standard print and media advertising.

Formation

On December 11, 1997, we were formed in Florida as a C corporation under the name Suffield Technologies Corp. We did not have any significant revenues until we purchased all of the issued and outstanding shares of Top 10 Promotions, Inc., a Virginia corporation with its principal place of business in North Carolina, in accordance with a Stock Purchase Agreement and Share Exchange dated and effective May 28, 1998. Top 10 was incorporated in Virginia on November 18, 1997.

Since the closing of the share exchange, the operations of Top 10 has represented 100% of our revenues to date. Based on the Share Exchange, we undertook the following: (i) on June 11, 1998, we filed an amendment to our incorporation document in Florida changing our name to Roanoke Technology Corp.; (ii) on July 20, 1998, we were issued a Certificate of Authority to do business in North Carolina; (iii) on July 22, 1998, the State of Virginia issued a Certificate of Merger whereby Top 10 merged into the Company; and (iv) on September 4, 1998, we filed a Certificate of Assumed Name in Halifax County, North Carolina to do business under the name Top 10 Promotions.

Services

Our services are designed to improve the visibility of our customer’s web sites in the Internet. The first level of service, the “Starter Plan” consists of getting the customer’s web sites registered on about 800 of the most significant search engines.

Sales of the “Premium Plan” and its derivatives accounted for 82.6% of revenues for the fiscal year 2001. This plan is sold for $1,649. This plan was originally sold for $1,295. It was increased to $1,495 effective May 4, 2000 and $1649 effective January 1, 2002. It differs from the Starter Plan in that its goal is not to get the web site listed by the search engines, but to increase the probability that the site will be one of the first 20 sites listed by the search engines when appropriate key words are used.

Since many key word searches can return hundreds, if not thousands, of matches, it is important that those attempting to generate business from their Internet listing assure that their site is listed in the first one or two pages returned by the search engine. If the customer has more than one web site we will promote these sites for half price of $824.50. We originally charged $647.50, but increased the price to $747.50 effective May 4, 2000 and to $824.50 on January 1, 2002.

When a customer purchases the “Premium Plan” we begin the following procedures:

-	Identify appropriate key words or terms for the customer’s web site. The Premium Plan allows for 6 terms and up to 6 additional terms may be purchased for $150 each. Sale of additional terms to customers purchasing the Premium Plan accounted for 5.6% of revenues during the 12 months ended October 31, 2001.
-	Identify the unique characteristics and patterns associated with each search engine’s robot and indexing practices.
-	Create a customer web page for each term for each search engine (usually 4 or 5 pages are needed for each term). Each contract will require a creation of approximately 120 - 300 pages. The pages actually consist of sets of about 20 pages per search engine.
-	The created web pages are then moved to the customer’s web site or server.
-	Create a “referring domain” and web site for the customer that is hosted by RTC Hosting, a subsidiary of Roanoke Technology Corporation. This referring domain will attract many of the search engine robots within two weeks of its creation. The robots will follow links on the referring domain site to the customer’s original site and to the new content pages that were created and placed on their site as part of our process.
-	We verify the placement of the web pages. We submit the new content pages and the referring domain site pages to the search engines that do not automatically crawl the site.
-	Approximately 4 weeks after we have created the referring domain site and have completed the applicable submissions, preliminary results will be noticed. In most cases 60 days after the pages are placed on the server the customer will be able to check the results at the customer’s section of our web.

As part of the Premium Plan, we will continue to monitor and furnish “Visibility Reports” for each customer for up to 6 months. The reports are compiled every 7 to 10 working days and are electronically mailed to each customer. The results are also available on our web site.

We commit to the following for our Premium Plan:

-	We will secure for our customer no less than 10 placements within the top 20 positions somewhere across the top search engines. The engines we target consist of the following: Yahoo, Excite, Infoseek, HotBot, Lycos, iWon, Snap, AOL Netfind, LookSmart, AltaVista, Google, Northern Light, Magellan, All The Web, Open Directory Project, Netscape, Web Crawler, Direct Hit, MSN and PC Beacon.
-	The listings may appear on any single search engine, all the search engines or spread across any number of the search engines listed above.
-	The placements will consist of existing pages on our customer’s sites as well as the new pages we make for our customers.
-	Over the last 12 months our customers have averaged more than 50 placements in the top 20 positions across the top search engines. However, we do not guarantee this.
-	We do not guarantee traffic to a customer’s web site. That is a function of demand for the product or service. The customer’s commitment is only for placements of their URL(s) in the search engine indices.
-	In the event of our failure to meet our commitment within 90 days from the date of the last submissions were made to the search engines, Top-10 Promotions will repeat the service at no charge.

Our sales efforts rely primarily upon our proprietary software programs to generate sales leads that are then followed up with e-mail and telemarketing efforts. Due to the increasing number of web sites indexed by the key search engines and changes in the way these sites are indexed by the search engines, the visibility of the web sites which we have enhanced tends to decline over time. We re-solicit prior customers periodically and offer them the opportunity to renew their web site visibility. The renewal process is the same as described above and with the same guarantee. The renewal price is $825.50 and an additional $150 for each key word or phrase over six.

RtcHosting Corp.

Sales of Re-promotions or renewals accounted for 11.4% of our revenues in the fiscal year ended October 31, 2001, up 7.6% from October 31, 2000. We expect renewals to become a somewhat larger percentage of total revenues as our customer base grows.

RTCHosting Corp., or RTCH, is our wholly owned subsidiary that was formed in June 2000. RTCH was formed to address a specific problem faced by many small to medium-sized businesses. The rapid growth in the use of the Internet for purchasing components, supplies and services is changing the competitive environment. The obstacle keeping most small to medium-sized businesses from enjoying these savings-which are necessary for their long term survival-is the research and development costs of putting together an on line procurement system.

RTCH has completed development of an online procurement system (OPS). The first customer went online in late September 2000. The OPS is, in effect, an automated system which e- mails requests for quotes along with required delivery dates, terms, and delivery instructions (collectively, RFQ’s) to selected suppliers. When a supplier responds with an offer, the other suppliers previously sent the same RFQ are informed of the price that they must beat and this process continues until the purchaser ends the auction and selects a supplier.

Key features of the system include:

-	Automation of the competitive procurement system and elimination of unnecessary telephone and fax communications.
-	Capability to show RFQ’s only to selected venders; venders cannot see the purchaser’s whole shopping list.
-	Capability to limit authority of the various purchasing agents working for the purchaser.
-	Capability for use by purchasing agents at remote locations.
-	Capability to show cost trends by item and by suppliers over time.
-	Capability to vary limits by which bids must change.
-	Capability to provide individual personalized sites from a secure server. This eliminates the ability of competitors to access purchasing activity which could provide significant competitive information.
-	Capability to show productivity and effectiveness of individual purchasing agents.

All of the software required to operate OPS has been developed or is being developed by us. The web hosting services of the OPS will be supplied through a server located in Laurel, Maryland. As of January 2002, all RTC Hosting servers were moved to The Colocation Company (Coloco), in Laurel Maryland. Coloco is a secure server hosting facility that provides redundant power and Internet connectivity.

Current plans call for the OPS to be offered free of all charges for a 90 day trial period. During the trial period RTCH personnel will contact the users to offer assistance and solve any problems that develop. At the end of the trial period, RTCH personnel will contact the users and attempt to convert them to paying customers. The charge will be an initial payment of $6000 and subsequent monthly payments of $600 per month regardless of usage. We believe that any organization can become a customer.

Initially, sales efforts will be undertaken primarily by David Smith who has begun to target local and regional business groups and associations in an attempt to develop master programs under which they would make RTCH available to all of their members who choose to participate. Under certain conditions, commissions might be paid to individual business or business groups, which are instrumental in aiding the marketing of RTCH. Our preliminary plans call for paying a commission of $1000 per customer plus a continuing fee of $50 per month for each customer signed up.

After getting customers to accept a free trial, our personnel will contact these persons to help them get started on the system and follow up when the trial period is over to attempt to finalize the sale. We currently have two full time employees of Roanoke Technology Corp. who are assigned to work as support personnel and sales closers. If business develops as anticipated, the number of employees doing this type of fulfillment work will increase.

On October 2, 2000 RTCH entered into an agreement with Roanoke Electric Cooperative, a member of a regional association of energy utility cooperatives. The agreement provides that Roanoke Electric Cooperative will publicize the availability of RTCH to its members and partners, provide RTCH with contact information for each of the members who might be interested in the service, and make efforts to assist RTCH in securing the member’s participation in the program. However, no contract has yet been signed; there can be no assurance that any contract will be signed; if a contract is signed there can be no assurance that any revenues will result.

RTCH will conduct business as RFQ Hosting (RFQH). It is anticipated that billing and collecting will be fully automated by RAKE. Initially current RAKE personnel will handle the function, but it is anticipated that one to two additional people may be required as volume builds.

RFQ currently has 3 customers that have signed contracts and are using the system. Additionally, 20 other customers are in the 90-day free trial period, but no significant revenues will be generated until at least some time during the 2nd quarter of the calendar year 2001, if ever.

RFQH competes with traditional personnel-intensive telephone, mail, and fax communications-based purchasing operations and newer business-to-business Internet communication systems. While most of the known business to business Internet based purchasing systems are still relatively new and in the development stage, most are funded by organizations with significantly greater financial and personnel resources than our company.

In January 2002, RFQ Hosting completed backend integration to Southeastern Data Cooperative, Inc.‘s General Ledger and accounting system. Southeastern Data Cooperative, Inc. is a developer of software systems for Rural Electric Cooperatives and Electric Distribution Utilities that integrate Consumer Accounting, General Accounting and Engineering Requirements. They currently have an installed base of one hundred forty-five cooperatives nationwide with plans for the implementation of eight to ten new customers this year.

We completed development of a seamless gateway to GeKL Technologies UplinkOSp product. GeKL Technologies is leading the way in defining the next generation of Internet communications software. For over 5 years, GeKL Technologies has been designing Internet based applications on a platform that resides within a multi-tiered security system. The multi-tiered security platform ensures that only individuals with valid ID and Password are allowed entry. Once in the system, the ability to pass into other areas or programs is again re-validated based on the ID and Password clearance. GeKL has developed a portal specifically targeted to rural electrical cooperatives. By developing seamless integration to OPS, every electrical cooperative that uses GeKL’s UplinkOSp product will have secure access to our procurement application.

RTCH also completed development of its’ product, RTC Homes, in January 2002. RTC Homes is a template-driven web site targeted to real estate agents and brokers. Features of the system include:

-	Template Driven: Real estate agents and brokers, regardless of their skill level, can create and maintain their own websites without having to depend on professional webmasters.
-	Unlimited number of listings: There are no additional fees for adding listings to a website.
-	Real estate agents and brokers have their own domains: The name of the Real estate agents and brokers or their company will be part of her website address.
-	Real estate agents and brokers control their content: Annoying advertisements will not distract customers.
-	High visibility: Real estate agents and brokers using RTC Homes will benefit from their websites appearing in the top twenty listings of many major search engines.
-	MLMax shared listing database: Associations or groups of Real estate agents and brokers can share their listings with each other if they so desire. This multiple listing database is IDC and RETS compliant.
-	Favorite Homes List: Homebuyers can save their favorite homes in a list which can be easily updated and therefore save time when communicating with the Real estate agents and brokers.
-	Web Mail: Real estate agents and brokers can have an unlimited number of email addresses, all of which contain their domain name. Email can be accessed from anywhere in the world using RTC Web Mail.
-	Calendar of Events: Real estate agents and brokers can list all upcoming events and open houses on their website.
-	Survey Module: Real estate agents and brokers can design web forms and surveys to help them gather valuable information from their potential customers.
-	Task System: Real estate agents and brokers can utilize a web based task management system to assist them in managing their work and the work of their employees.

RTC Homes is competitively priced. One-time setup fees are $99, which includes the first month’s fee. Subsequent fees are $49 per month. RTCH is currently in partnership discussions with several local and state REALTOR associations and individual companies are being targeted as well.

Our newest product, RTC Storebuilder, enables one to build an e-commerce enabled web site without having to be a professional web site designer. The product features a powerful back-end database, the ability to display Flash graphics, dynamic feedback forms, secure “members-only” protected areas, customer login, site search, secure checkout, multiple state tax rates, credit card processing, flexible shipping rates and much more. The product is a hosted solution, which means that the owner of the site only needs a personal computer and access to the Internet to access and manage his site.

Trademarks

Trademarks have been filed and accepted with the United States Patent Office for the names “Top 10 and Design,” “PC Beacon”. Trademark applications have been filed with the United States Patent and Trademark Office for the names “RTCHosting and Design” and “RFQHosting.”

Personnel

We currently employ 39 full time employees. They fall into 4 different categories: 3 management, 25 sales, 4 programmers, and 10 support personnel. Sales personnel are compensated on a base pay plus commission basis. We expect to continue to add salespersons.

Competition

There are numerous Internet promotion companies that promote web sites. They all use one of three distinctly different methodologies for promoting their customer’s web sites. The vast majority simply submit the URL of the customer’s “Home Page” to hundreds of search engines. This is the least effective way because this method has the following built-in problems: (a) most of the search engines are search engines in name only, and are really directories. The user must know the name of the company to have any degree of success; (b) over 82% of the search engine traffic is driven by the most popular search engines. This renders the vast majority of the others very ineffective; (c) this method can not work successfully because it is almost impossible to make a web page appeal to more than 1 or 2 search engines. Each search engine employs different indexing practices. To date, the only successful method of obtaining consistent rankings in the search engines is to make pages for each “keyword phrase” for each engine.

The second method of promoting a site in the search engines is to purchase positions within the indices or to purchase advertising space on the site in the form of banner advertisements. The cost of this method is extremely expensive and not practical for most small business owners.

The third way is to prepare pages for each “keyword phrase” for each search engine. We utilize this method. We have no knowledge of any other company that has the ability to effectively track what characteristics appeal to the major search engines and to make pages based on those characteristics.

The following are the only web sites that we have found that can be deemed to compete with us: WebPosition Gold; SubmitIt<-1- 33>; Did-it.com.:

1.	WebPosition Gold states that for $349 it will provide the following services: generate HTML pages designed to rank near the top of the search results; analyze your existing Web pages and give advice on how to improve them; provide a simple, built-in HTML editor for fast and easy changes; assist in uploading your new and changed pages; automatically submit your pages to the major search engines; report your position on each search engine for each keyword you are targeting; and track the number of visitors to your site, where they came from and what keywords they used to find you.

2.	SubmitIt! States that for $49 annually it will provide the following: analyze 1 web address; submit 1 web address to the top 400 search engines; send automatic updates of submission status and ranking reports.

3.	Did-it.com states that for $399 plus $.29 per click- through it will boost site rankings for the major search engines using up to 100 keywords or particular search phrases chosen by the customer for Alta Vista, AOL Search, Google, GoTo, Excite, HotBot, Infoseek, iWon, Yahoo Web, Lycos, MSN.com, SNAP and Webcrawler. It guarantees that the customer will receive additional search engine traffic exclusively due to its efforts as a result of increased search engine position for a link that leads to your site.

The market for a worldwide on-line commerce web site is relatively new, quickly evolving and subject to rapid change. There are few substantial barriers to entry, and we expect to have additional competition from existing competitors and new entrants in the future. It is our belief, however, that we represent the leading edge of the industry.

General Business Conditions

There is no apparent seasonality in the company’s business but weekly or monthly sales volume can be impacted by holidays and popular vacation periods which impair the ability of our telemarketers to reach potential customers. Our business is not dependent upon any single customer or type of business. Since we have no subcontractors, we are not dependent upon an outside sales force. All work is performed in house. This includes the creation and development of our software.

Customers

Our potential market or customer base consists of every business-oriented web site in the world. As of September 2001 there were approximately 22.7 million “.com” and 3.0 million “.net” web sites contained in the zone files for ICANN (The Internet Corporation for Assigned Names and Numbers). Our largest single customer accounts for less than one percent of our total revenues and no particular industry accounts for more than two percent of our revenues.

Our largest single customer accounts for less than two percent of our total revenues and no particular industry accounts for more than two percent of our revenues.

The following is a partial list of what types of businesses a few of our customers are involved with:

_     Real Estate
_     Insurance
_     Telephone Equipment
_     Auto Supplies
_     Plastic Surgeon
_     Print Media
_     Financial Advisory
_     Pet Supplies
_     Police Supplies
_     e-commerce
_     Pump Sprayers
_     Farm Equipment
_     Printing Supplies
_     Recycling
_     Clothing
_     Autoclave Equipment
_     Industrial Equipment Supplier
_     Material Manufacturers
_     Material Brokers
_     Business Consultants
_     Time Management Consultants
_     Advertising Agency
_     Personnel Placement Agency
_     Pilot Supplies
_     Medical Supplies
_     Pool Supplies
_     Golf Equipment
_     Travel Agency
-     Recreation Equipment

Material Programming Costs

We incur programming costs to maintain and improve the computer programs used internally in the conduct of our business. Most of this work has been undertaken by salaried personnel.

Material programming costs are:

                           October 31, 2001    October 31, 2000
                           -----------------    ----------------
Total                      $255,274            $171,706

DESCRIPTION OF PROPERTIES

On June 12, 2001, we entered into a seven year lease with an option to purchase 1.2 acres of land located at 539 Becker Road, Roanoke Rapids, North Carolina. In addition, we have an option to rent the premises for an additional seven years. The two story building located on the property is 100 ft. by 100 ft. and was the former Roanoke Athletic Club. It was modified to meet our immediate needs and we took possession on October 1, 2000. A section of the building measuring 50 ft. by 100 ft. has been carpeted and tiled and is primarily used by local civic organizations for meetings and activities. This section will be modified into office spaces as needed by us with expansion. The other section of the building comprises roughly 10,000 square feet of office space. The space is divided into 46 working cubicles and four private offices. This section also has a reception area, kitchen and conference room. We have an emergency generator to power us during any power outage.

LEGAL PROCEEDINGS

We have the following litigation pending resolution

(1) Oyster Software, Inc. (Plaintiff) v. Roanoke Technology Corp. (Defendant and Cross- Defendant), Forms Processing, Inc. (Defendant) and Barry Matz (Defendant); United States District Court, Northern District of California, Case No. C000724 filed on March 1, 2000. Plaintiff, Oyster Software, Inc. claims trademark and copyright infringement, misappropriation and unfair competition based on the placement of its trademarks and copyrighted material into HTML web pages utilized by defendant Forms Processing, Inc. (FPI). FPI claims that it had no knowledge of this fact and that the web pages were created for it by us as part of the purchase of the product known as “Premium Service.” We deny placing the allegedly infringing material into FPI’s web pages. Plaintiff’s complaint seeks declaratory relief, an injunction, an accounting, damages in excess of $1,600,000 and an award of attorneys fees and costs. Through its cross-complaint, FPI seeks declaratory relief and indemnity. The judge dismissed any counter claim by FPI and the Matz brothers and we entered into a settlement agreement with Oyster Software. Pursuant to the terms of the agreement, we paid Oyster Software $20,000 and have issued 2,000,000 to Oyster Software which is being registered as part of this registration statement. We are also obligated to extend a 20 year option to purchase an additional 2,000,000 shares of our common stock at the price of $0.04 per share exercisable at Oyster Software’s option.

We are not currently aware of any other pending, past or present litigation that would be considered to have a material effect on us. There are no known bankruptcy or receivership issues outstanding and has no known securities law violations. Additionally, we have no known legal proceedings in which certain corporate insiders or affiliates of the issuer are in a position that is adverse to the issuer.

MANAGEMENT

Directors And Executive Officers

The following table sets forth the names, ages, and positions of our executive officers and directors. Directors serve until the next annual meeting of the our shareholders or until their successors are elected and qualify. Officers are elected by the Board and their terms of office are, except to the extent governed by employment contracts, at the discretion of the Board.

David L. Smith, Jr.         45         Chief Executive Officer and Director
Jack Webb                   46         President, Chief Operating Officer and Director
Edwin E. Foster, Jr.        53         Chief Financial Officer, Secretary and Director

Each of our directors will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Each officer serves at the discretion of our Board of Directors.

David L. Smith, Jr. was born and raised in Durham, North Carolina. He attended East Carolina University from 1973 to 1976 where he majored in business with a minor in physical education. He received an athletic scholarship in wrestling to East Carolina University and left school prior to obtaining his college degree to train for the 1976 Summer Olympics. From 1992 through 1995, David was the sole owner of a company called DJ Distributors, a sole proprietorship based in Roanoke Rapids, North Carolina. This company was a direct sales organization involved in reselling vacuum cleaners. In 1995, DJ Distributors was no longer involved in direct sales. David used this company to start an Internet business developing web sites for companies. In October of 1997, David formed Top 10 Promotions, Inc., a Virginia corporation to continue the business of DJ Distributors. Effective May 28, 1998, we acquired all the shares of Top 10 Promotions, Inc. (which became our wholly owned subsidiary) and appointed David our President, Chief Executive Officer and one of our directors.

Jack M. Webb, Jr. was born and raised in Williamsburg, Virginia, where he continues to live. He attended Christopher Newport University where he majored in Management Information Systems. For the seventeen years prior to joining RTC on August 27, 2001, Jack was a senior Information Technology manager for Ferguson Enterprises, Inc., the nation’s largest wholesale distributor of plumbing and builder products. At Ferguson, Jack was responsible for many of the systems used by this Fortune 500 Company, including Ferguson’s electronic commerce and supply chain technology activities. He was also involved with many of the strategic business partnerships Ferguson developed over the years.

Edwin E. Foster, Jr. began working for us as Secretary in June 1999. In 1970, he received a Bachelor of Science Degree in Biology from Syracuse University. In 1971, he graduated from the Simmons School of Funeral Service in Syracuse, New York. For the next 10 years, he worked in the funeral services industry. In 1980, he started working in a placement service firm in the Wall Street area of New York City. Thereafter, he formed a personnel services company with 3 other shareholders under the name FMD&J, Inc. He worked for this company for approximately 8 years. In 1990, he took a position in a pharmaceutical research consulting firm called NJC Enterprises, Ltd. In 1993, the company moved to Research Triangle Park in North Carolina. He was in charge of the entire company relocation including, but not limited to, office site selection, equipment purchasing, move and set up, staffing and computer network establishment. In 1995, he became the Vice President of Administration and Finance. Ed retired from the company in 1997 and continued his retirement until he assumed his duties with Roanoke Technology Corp. in June, 1999.

Committees Of The Board

We presently do not have any committees.

EXECUTIVE COMPENSATION

The following table sets forth the annual and long-term compensation for services in all capabilities to us.

Name & Position            Year    Salary       Bonus      Other       Annual Long Term
                                                         Compensation     Compensation
                           --------------------------------------------------------------
David L. Smith Jr. (1)     2001    $136,500      -0-         (1)              -0-
Chief Executive Officer    2000    $150,000      -0-         (1)              -0-
and Director               1999    $120,000      -0-         (1)              -0-

Jack M. Webb, Jr.(2)       2001    $  3,846
President, Chief Operating
Officer and Director

Edwin Foster, Jr.(3)(4)    2001    $ 11,060      -0-         -0-              -0-

Chief Financial Officer    2000    $ 72,020      -0-         -0-              -0-
Secretary and Director     1999    $ 18,000      -0-         -0-              -0-

Ryan Brown(5)              2001    $ 83,846      -0-         -0-              -0-
Programer and Director     2000    $ 92,923      -0-         -0-              -0-
                           1999    $ 33,461      -0-         -0-              -0-

(1)In fiscal 2000, David received 1,500,000 of our restricted common shares per his employment agreement. The shares were valued at $.60 per shares for a total of $900,000. In fiscal 1999, David received 750,000 of our restricted shares due to the fact that we exceeded $200,000 in revenues for the first 3 month period of 1999 and 100,00 of our restricted shares due to the Company surpassing $1,000,000 in gross revenues for such fiscal year pursuant to the terms of his employment agreement. Such shares received by him would normally be valued at the trading price at the time he received the shares ($1.75) in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” However, this standard considers the discounting of stock when such stock is restricted; the company’s stock was thinly traded and the number of shares to be traded on the market (750,000) would greatly devalue the stock. Therefore, the method used was as follows: Initial price of $1.75; discounted 10% in lieu of the 2 year restriction. Based on this, the value is $1,181,250.

In addition, David Smith received 100,000 shares of restricted common stock. The trading price was $9.00 per share discounted by 10% for a total value of $180,000.

Since the beginning of fiscal 2000, David has received 1,500,000 of our restricted shares pursuant to his execution of a new 3 year employment agreement with us in August 2000. Such shares received by him would normally be valued at the trading price at the time he received the shares ($0.25) in accordance with APB Opinion No. 25, “Accounting for Stock Issued to Employees.” However, this standard considers the discounting of stock when such stock is restricted; our stock was thinly traded and the number of shares to be traded on the market (1,500,000) would greatly devalue the stock. Therefore, the method used was as follows: Initial price of $0.25; discounted 10% in lieu of the restriction. Based on this, the value is $337,500.

(2) Jack's salary was based on partial physical year from August 27, 2001 ending October 31, 2001.

(3) Ed’s salary was based on $52,000 per year for fiscal year 1999. Effective December 1, 1999, Ed’s salary was increased to $72,020 per year. Effective October 1, 2000, Ed’s salary was increased to $82,160 per year. In January 2000, Ed entered into a Stock Option Agreement with the Company whereby he was granted options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.00 each. To date he has not exercised any such options.

(4) We made loans to Ed during May and June 2000 totaling $22,932. The loans accrue interest at the rate of 7.5% per annum and all accrued interest and principal are payable in full on or before October 31, 2003.

(5) Ryan’s employment commenced June 24, 1999. He worked full time through August 1999 and resumed his educational studies in September 1999. He is presently required to work thirty hours per week. His salary is based on $60,000 per year. Ryan has a stock option agreement which provides for the option of purchasing 200,000 shares of common stock at $1.00 per share as follows: The option shall accrue in equal annual increments for each 12 months of service over the next 4 years commencing July 1999. Each annual increment shall relate to 50,000 shares. All shares are restricted for a 1 year period from when we issue the shares to Ryan. Thereafter, the shares can be sold in accordance with Rule 144 of the 1933 Securities Act.

Compensation of Directors

The Directors of our Company do not receive compensation for their services as directors but may be reimbursed for their reasonable expenses for attending Board meetings.

Options

The following table sets forth information with respect to the grant of options to purchase shares of common stock during to each person named in the Summary Compensation Table.

Option/SAR Grants In The Last Fiscal Year

                              NUMBER OF            % OF TOTAL
                              SECURITIES           OPTIONS/SARs
                              UNDERLYING           GRANTED TO         EXERCISE OR        EXPIRATION
                              OPTIONS/SARs         EMPLOYEES          BASE PRICE          DATE
NAME                          GRANTED (#)          IN FISCAL YEAR      ($/SH)
                              -----------          --------------      ------            -----------

Edwin Foster, Jr.            100,000 shares                              $1.00           January 2004
Ryan Brown                   200,000 shares                              $1.00           June 2003

Executive Employment Agreements:

On August 22, 2000, we signed an amended employment agreement with our Chief Executive Officer, David L. Smith, Jr. This amended the employment agreement dated May 28, 1998. The term of the employment agreement is for 3 years ending in August 2003. The agreement is automatically renewed for additional 1 year periods with the mutual consent of David and us. During the renewal term, we may terminate the agreement upon 30 days prior written notice to David. The Agreement provides for the following: (i) salary of $150,000 per annum; (ii) quarterly bonus of 30% of net income before income tax; and (iii) share bonuses annually, with the approval of the Board of Directors of up to 1% of our issued and outstanding shares determined as of the close of business on December 31. In addition, David received a signing bonus of 1,500,000 of our Common Shares. On April 22, 2001, we amended the employment agreement with David to extend the employment for five years, to grant David a stock bonus of 5,200,000 restricted common shares, and to allow David to receive a bonus of 1,000,000 common shares per year for each year that we generate a profit during the five (5) year term of this amended employment agreement.

On June 24, 1999, we signed an employment agreement with our Chief Technology Officer, Ryan Brown. The term of the employment is for a 4 year period initially ending in June 2003. The Agreement provides for the following: initial salary of $60,000 per annum and upon Ryan completing his educational studies for a Masters Degree and working for us on a full time basis in Roanoke Rapids, North Carolina, his salary shall be subject to periodic review and adjustment at the time he completes his educational studies for a Masters Degree and is working full time for us. Ryan has a stock option agreement which provides for the option of purchasing 200,000 shares of common stock at $1.00 per share as follows: The option shall accrue in equal annual increments for each 12 months of service over the next 4 years commencing July 1999. Each annual increment shall relate to 50,000 shares. All shares are restricted for a 1 year period from when we issue the shares to Ryan. Thereafter, the shares can be sold in accordance with Rule 144 of the 1933 Securities Act.

Certain Relationships And Related Transactions

We made loans to Ed Foster during May and June 2000 totaling $22,932. The loans accrue interest at the rate of 7.5% per annum and all accrued interest and principal are payable in full on or before October 31, 2003.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of July 3, 2002, certain information with respect to the beneficial ownership of the common stock by (1) each person known by us to beneficially own more than 5% of our outstanding shares, (2) each of our directors, (3) each Named Executive Officer and (4) all of our executive officers and directors as a group. Except as otherwise indicated, each person listed below has sole voting and investment power with respect to the shares of common stock set forth opposite such person’s name.

NAME AND ADDRESS OF                 AMOUNT AND NATURE OF        PERCENT OF
BENEFICIAL OWNER (1)                BENEFICIAL OWNERSHIP        OUTSTANDING SHARES
--------------------                --------------------        ------------------
5% STOCKHOLDERS

David L. Smith, Jr.                      19,042,960(1)               47.21%
539 Becker Drive
Roanoke Rapids, North Carolina 27870

DIRECTORS AND NAMED EXECUTIVE
OFFICERS

David L. Smith, Jr.                      19,042,960(1)               47.21%
539 Becker Drive
Roanoke Rapids, North Carolina 27870

Jack Webb                                 1,000,000(2)                2.48%
539 Becker Drive
Roanoke Rapids, North Carolina 27870

Edwin E. Foster, Jr                       1,000,000(2)                2.48%
539 Becker Drive
Roanoke Rapids, North Carolina 27870

All Executive Officers and Directors
as a Group (3 persons)                   21,942,960                   54.40%

Officers and Directors
as a Group

(1) Under the rules of the SEC, a person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Unless otherwise indicated by footnote, the named entities or individuals have sole voting and investment power with respect to the shares of common stock beneficially owned.

(2) This table is based upon information obtained from our stock records. Unless otherwise indicated in the footnotes to the above table and subject to community property laws where applicable, we believe that each shareholder named in the above table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

DESCRIPTION OF SECURITIES

Our authorized capital stock is 50,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred Stock, par value $.0001 per share. As of July 3, 2002, we had issued 40,338,112 of our shares of common stock and no shares of preferred stock.

The following brief description of our common stock and preferred stock is subject in all respects to Florida law and to the provisions of our Articles of Incorporation, as amended and our Bylaws, copies of which have been filed as exhibits to this registration statement.

Common Stock

Each share of our common stock entitles the holder to one (1) vote on all matters submitted to a vote of the stockholders. Our common stock does not have cumulative voting rights, which means that the holders of a majority of the outstanding shares of our common stock voting for the election of directors can elect all members of the Board of Directors. A majority vote is also sufficient for other actions that require the vote or concurrence of stockholders except in cases in which more than a simple majority is required by law. Holders of our common stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of our common stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, the holders of our common stock are entitled to share ratably in the assets of the Company, if any, legally available of distribution to our common stockholders. Our Bylaws require that only a majority of the issued and outstanding shares of our common stock need be represented to constitute a quorum and to transact business at a stockholders’ meeting.

Our common stock has no preemptive rights or no subscription, redemption or conversion privileges. All of the outstanding shares of our common stock are fully paid and non assessable.

Our Board of Directors has total discretion as to the issuance and the determination of the rights and privileges of any shares of our common stock which may be issued in the future, which rights and privileges may be detrimental to the rights and privileges of the holders of our existing shares of our common stock now issued and outstanding. Preferred Stock

Under our Certificate of Incorporation and amendments thereto, the Board of Directors has the power, without further action by the stockholder, to designate the relative rights and preferences of our preferred stock, when and if issued. Such rights and preferences could include preferences, any of which may be dilutive of the interest of the holders of common stock. The issuance of preferred stock may have the effect of delaying or preventing a change in control of Roanoke and may have an adverse effect on the rights of the holders of the common stock.

Dividends

Holders of our preferred stock are entitled to receive dividends, when, as and if declared by the Board of Directors, in its discretion, from funds legally available therefore. Holders of shares of our preferred stock are entitled to share, on a ratable basis, such dividends as may be declared by the Board of Directors out of funds, and so legally available.

Redemption

The Preferred Stock is not redeemable.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of Roanoke, holders of shares of preferred stock are entitled to receive, out of legally available assets, a liquidation preference of $100.00 per share and no more before any payment or distribution is made to the holders of common stock or any series or class of our stock that ranks junior as to liquidation rights to the preferred stock. After payment in full of the liquidation preference of the shares of preferred stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by us. Neither a consolidation, merger or other business combination of Roanoke with or into another corporation or other entity nor a sale or transfer of all or part of our assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Roanoke.

Shares Eligible For Future Sale

The outstanding shares of our common stock include shares of common stock outstanding that are “restricted securities,” as that term is defined under Rule 144 of the Securities Act, because such shares were purchased or acquired by such stockholders of Roanoke in transactions not involving a public offering, and may only be sold if there is an effective registration statement filed with the Securities Act, in compliance with the exemption provisions of Rule 144, or if there is another exemption under the Securities Act. All the restricted Shares of common stock that have been issued at least one year are eligible for sale under Rule 144, subject to certain volume limitations. The outstanding shares also include shares of common stock held by the Selling Security Holders. Such shares have been registered for resale in this document.

In general, under Rule 144 as currently in effect, a shareholder, including an affiliate of Roanoke, may sell shares of common stock after at least one year has elapsed since such shares were acquired from us or an affiliate of us. The number of shares of common stock which may be sold within any three month period is limited to the greater of 1% of the then outstanding common stock or the average weekly trading volume in the common stock during the four calendar weeks before the date on which notice of such sale was filed under Rule 144. Other requirements of Rule 144 concerning availability of public information, manner of sale and notice of sale must also be satisfied. In addition, a shareholder who is not an affiliate of us, and who has not been our affiliate for 90 days prior to the sale, and who has beneficially owned shares acquired from us or an affiliate of us for over two years may resell the shares of common stock without compliance with the foregoing requirements under Rule 144.

No predictions can be made as to the effect, if any, that future sales of shares, or the availability of shares for future sale, will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock, or the perception that such sales may occur, could cause the price of our common stock to decrease and could impair our ability to raise capital through the sale of our equity securities.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Interwest Transfer Co., Inc., Salt Lake City, Utah.

Selling Security Holders and Recent Financing

In June 2002, we entered into a Securities Purchase Agreement which included Stock Purchase Warrant Agreements and Convertible Debentures with the following parties aggregating: AJW/New Millenium Offshore, Ltd. invested $65,000 (32.5%), Pegasus Capital Partners, LLC invested $65,000 (32.5%), New Millenium Capital Partners II invested $35,000 (17.5%) and AJW Partners, LLC invested $35,000 (17.5%). The parties received the following amount of warrants: AJW/New Millenium Offshore, Ltd. - 195,000 warrants, Pegasus Capital Partners, LLC - 195,000 warrants, New Millenium Capital Partners II - 105,000 warrants and AJW Partners, LLC - 105,000 warrants. After the initial investment aggregating $200,000 by the above parties, there is an additional commitment from the parties of $400,000 in the percentages set forth above. $200,000 will be invested 15 days after the initial submission of this registration statement to the SEC; and the remaining $200,000 will be invested within 5 days after this registration statement is declared effective by the SEC. The debentures are convertible into shares of our common stock based on the lower of $.20 or the lowest 3 average trading prices of our common stock for the 20 trading days prior to the date of conversion by the parties. The exercise price of the warrants is based on the closing bid price of our shares of common stock on the date the warrants was issued.

INVESTOR                                  Shares of          Shares     Shares               Percentage
                                          Common Stock       Being      Owned                Owned
                                          Before Offering    Offered    After Offering       After Offering

AJW/New Millenium Offshore, Ltd.            27,170,000       27,170,000         0            0
Pegasus Capital Partners, LLC               27,170,000       27,170,000         0            0
New Millenium Capital Partners II           14,630,000       14,630,000         0            0
AJW Partners, LLC                           14,630,000       14,630,000         0            0

(1) The conversion has been calculated based on the maximum number of shares the investors can receive in accordance with the 12% Convertible Debentures.

(2) The percentages are based on a total of 123,938,112 shares. This number has been calculated as follows: outstanding shares as of July 3, 2002 - 40,338,112 plus maximum amount of shares registered - 83,600,000. The maximum number of shares is based on a conversion price of $0.015 per share.

(3) AJW partners, LLC is a private investment fund that is owned by its investors and managed by SMS group, LLC. SMS Group, LLC of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owend by AJW Partners, LLC. New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II LLC of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners, LLC. AJW/New Millennium Offshore, Ltd. is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW/New Millennium Offshore Ltd. Pegasus Capital Partners, LLC is a private investment fund that is owned by its investors and managed by Pegasus Manager, LLC of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by Pegasus Capital Partners, LLC. None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

(4) The number of shares set forth in the table for the selling stockholders represents an estimate of the number of shares of common stock to be offered by the selling stockholders. The actual number of shares of common stock issuable upon conversion of the debentures and exercise of the related warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which cannot be predicted by us at this time including, among other factors, the future market price of the common stock. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the debentures and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. Under the terms of the debentures, if the debentures had actually been converted on July 3, 2002, the conversion price would have been $.015. Under the terms of the warrants, if the warrants had actually been converted on July 3, 2002, the exercise price would have been $0.15.

Under the terms of the debentures and the related warrants, the debentures are convertible and the warrants are exercisable by any holder only to the extent that the number of shares of common stock issuable pursuant to such securities, together with the number of shares of common stock owned by such holder and its affiliates (but not including shares of common stock underlying unconverted shares of debentures or unexercised portions of the warrants) would not exceed 4.9% of the then outstanding common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholder exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

Terms of the Offering

Each Investor received a Stock Purchase Warrant Agreement in the principal amount set forth above. The debentures are all dated May 31, 2002, are for a term of 1 year and accrue interest at the rate of 12% per annum. At our option, interest on the Debentures may be payable by conversion into our shares of common stock. Notwithstanding same, we must pay interest in cash prior to this registration statement becoming effective.

The Debentures may be converted into our common stock by multiplying the conversion amount that each Investor converts multiplied by 65% or the conversion factor of the market price of our common stock. The market price is calculated by averaging the 3 lowest closing prices on our common stock for the 20 trading days prior to conversion.

PLAN OF DISTRIBUTION

The shares being offered by the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, will be sold from time to time in one or more transactions, which may involve block transactions:

       on the Over-the-Counter Bulletin Board or on such other market on which the common stock may from time to time be trading;
       in privately-negotiated transactions;
       through the writing of options on the shares;
       short sales; or
       any combination thereof.

The sale price to the public may be:

       the market price prevailing at the time of sale;
       a price related to such prevailing market price;
       at negotiated prices; or
       such other price as the selling stockholders determine from time to time.

The shares may also be sold pursuant to Rule 144 or Regulation S. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited form simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

Legal Matters

The validity of our common shares offered will be passed upon for us by Anslow & Jaclin, LLP, Freehold, New Jersey 07728.

Experts

Our audited balance sheet as at October 31, 2001 and 2000, and the Related Statement of Operations and Statement of Cash Flows of Gately & Asssociates, PC, independent certified public accountants, have been included in his registration statement in reliance upon the report, appearing elsewhere in this, of Gately & Asssociates, PC, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

Additional Information

We have filed with the Commission a registration statement under the Act with respect to our common shares offered. This prospectus omits information contained in the registration statement and the exhibits and references are made to the registration statement and the exhibits for further information with respect to us and the common shares offered. Statements in this document concerning the provisions of any documents are not necessarily complete, and in each instance reference is made to the copy of such document filed as an exhibit to the registration statement. Each such statement is qualified in its entirety by such reference. The registration statement, including filed exhibits and schedules, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of the prescribed fees. Electronic registration statements, as well as proxy reports and other information when filed, through the Electronic Data Gathering, Analysis, and Retrieval System are publicly available through the Commission’s Website (http://www.sec.gov).

                         ROANOKE TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY
                                 BALANCE SHEETS

                    As of April 30, 2002 and October 31, 2001

                                     ASSETS

                                                           2002                    2001
                                                      ------------             ------------
CURRENT ASSETS

  Cash                                                 $     4,296                $        35
  Employee advances                                          7,513                      5,494
  Accounts receivable                                      134,159                     64,598
  Less: allowance for doubtful accounts                     (7,000)                   (30,000)
                                                       -----------                -----------
     Total Current Assets                                  138,968                     40,127

PROPERTY AND EQUIPMENT

   Equipment and leasehold improvements                    517,220                    517,220
   Less: accumulated depreciation                         (163,229)                  (133,647)
                                                       -----------                -----------

      Total Property and Equipment                         353,991                    383,573

OTHER ASSETS

   Organization costs                                        1,000                      1,000
   Loan origination costs                                   13,927                     13,927
   Goodwill                                                 19,614                     19,614
   Software                                                313,000                    313,000
   Less: Accumulated amortization                         (347,541)                  (294,419)
                                                       -----------                -----------
   Net intangibles                                               0                     53,122
   Deposits                                                 19,850                     19,850
   Officers' receivable                                     36,526                     76,368
                                                       -----------                -----------
      Total Other Assets                                    56,376                    149,340

           TOTAL ASSETS                                $   549,335                $   573,040
                                                       ===========                ===========

                                      -1-

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

Accounts payable and accrued expenses                  $   295,068                $   294,427
Payroll tax and penalty payable                            642,893                    332,293
Credit card payable                                         18,398                     17,588
Loan by employee                                            15,000                          0
Current maturity of long-term debt                          74,799                     35,411
                                                       -----------                -----------
      Total current liabilities                          1,046,158                    679,719

LONG TERM LIABILITIES

   Long term debt                                          301,011                    284,024
   Less: current portion                                   (74,799)                   (35,411)
                                                       -----------                -----------
     Total long term liabilities                           226,212                    248,613
                                                       -----------                -----------
       TOTAL LIABILITIES                                 1,275,370                    928,332

STOCKHOLDERS' EQUITY

   Common stock - $.0001 par value;
    50,000,000 shares authorized;
    36,037,597 and 34,337,597 issued
    and outstanding, respectively                            3,604                      3,434
   Additional paid-in capital                            5,934,825                  5,783,045
   Allowance for long-term
     Stock compensation                                          0                   (205,199)
   Retained earnings                                    (6,661,464)                (5,936,572)
                                                       -----------                -----------
       TOTAL STOCKHOLDERS' EQUITY                         (723,035)                  (355,292)
                                                       -----------                -----------

       TOTAL LIABILITIES AND EQUITY                    $   549,335                $   573,040
                                                       ===========                ===========

                                      -2-

                         ROANOKE TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS

                For the Six Months Ended April 30, 2002 and 2001

                                                       2002                       2001
                                                  ------------                ------------
REVENUE

  Sales                                           $    855,003                $    980,867
  Cost of sales                                       (540,719)                   (364,006)
                                                  ------------                ------------
GROSS PROFIT                                           314,284                     616,861

GENERAL & ADMINISTRATIVE EXPENSES                     (962,202)                 (1,536,053)
RESEARCH & DEVELOPMENT                                 (66,673)                   (125,727)
                                                  ------------                ------------
INCOME (LOSS) FROM OPERATION                          (714,591)                 (1,044,919)

OTHER INCOME AND (EXPENSE)

   Interest - net                                      (10,301)                    (20,062)
                                                  ------------                ------------
   Total Other                                         (10,301)                    (20,062)
                                                  ------------                ------------

NET INCOME (LOSS)                                 $   (724,892)               $ (1,064,981)
                                                  ============                ============

NET EARNINGS PER SHARE

   Basic and Diluted

      Net loss per share                                  (.02)                       (.27)

Basic and Diluted Weighted Average

Number of Common Shares Outstanding                 35,387,597                   4,623,359*

         *as revised for a 7 for 1 reverse stock split

                                      -3-

                       ROANOKE TECHNOLOGY CORPORATION
                               AND SUBSIDIARY

                          STATEMENTS OF OPERATIONS

            For the Three Months Ended April 30, 2002 and 2001

                                                     2002                       2001
                                                ------------               ------------
REVENUE

  Sales                                         $   463,538                $   588,312
  Cost of sales                                    (292,587)                  (199,760)
                                                -----------                -----------
GROSS PROFIT                                        170,951                    388,552

GENERAL & ADMINISTRATIVE EXPENSES                  (485,731)                (1,212,168)
RESEARCH & DEVELOPMENT                               (1,649)                   (62,863)
                                                -----------                -----------
INCOME (LOSS) FROM OPERATION                       (316,429)                  (886,476)

OTHER INCOME AND (EXPENSE)

   Interest - net                                    (2,383)                   (12,303)
                                                -----------                -----------
   Total Other                                       (2,383)                   (12,303)
                                                -----------                -----------

NET INCOME (LOSS)                               $  (318,812)               $  (898,782)
                                                ===========                ===========

                                      -4-

                         ROANOKE TECHNOLOGY CORPORATION
                        STATEMENT OF STOCKHOLDERS' EQUITY

                              As of April 30, 2002

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL    ALLOWANCES      DEFICIT      TOTAL
                          ----------------------------------------------------------------------------
Issuance for services          1,525,000     $  153   $   59,323 $         0 $           0  $  59,476
Acquisition                      500,000         50       19,450                               19,500
First offering                   800,000         80       19,920                               20,000
Second offering                1,000,000        100       49,900                               50,000
Third offering                   880,000         88       87,912                               88,000
Stock compensation             3,175,000        318      123,507                              123,825
Net loss for the year                                                             (305,545)  (305,545)
                          ----------------------------------------------------------------------------
Balance at October 31, 1998    7,880,000     $  789   $  360,012 $         0 $    (305,545) $  55,256

Third offering                 1,349,572        135      354,635                              354,770
Issuance for consulting fees     250,000         25       24,975                               25,000
Officer compensation             850,000         85    1,991,165                            1,991,250
Asset acquisition                999,111         99      629,901                              630,000
Stock issued for services          1,500                  11,813                               11,813
Net loss for the year                                                           (2,686,404)(2,686,404)
                           ---------------------------------------------------------------------------
Balance at October 31,1999     11,330,183    $1,133   $3,372,501 $         0 $  (2,991,949)$  381,685

Officer compensation            1,500,000       150      899,850                              900,000

Net loss for the year                                                           (1,065,244)(1,065,244)
                           ---------------------------------------------------------------------------

Balance at October 31, 2000    12,830,183    $1,283   $4,272,351 $         0 $  (4,057,193)$  216,441

Stock issued for cash           1,000,000       100       49,900                               50,000

Reverse stock split           (11,854,443)   (1,185)       1,185                                    0

Stock issued for cash           3,000,000       300      174,700                              175,000

Officer compensation            5,200,000       520      811,720                              812,240

Stock issued for services       4,161,857       416      455,189                              455,605

                                      -5-

Stock issued to retire
 short-term note payable       20,000,000     2,000       18,000                               20,000

Allowance for prepaid
 stock compensation
 for services                                                       (205,199)

Net loss for the year                                                           (1,879,379)(1,879,379)
                           ---------------------------------------------------------------------------
Balance at October 31, 2001    34,337,597    $3,434   $5,783,045  $ (205,199) $ (5,936,572)$ (355,292)
                           ---------------------------------------------------------------------------

Stock issued for services       1,700,000       170      151,780                              151,950

Allowance for prepaid

stock compensation                                                  205,199                   205,199

Net Loss                                                                        (724,892)    (724,892)
                           ---------------------------------------------------------------------------
Balance at April 30, 2002      36,037,597    $3,604   $5,934,825  $      (0) $(6,661,464) $  (723,035)
                           ===========================================================================

                                      -6-

                         ROANOKE TECHNOLOGY CORPORATION
                                 AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

               For the Three Months ending April 30, 2002 and 2001

                                                         2002                   2001
                                                     ------------           ------------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                 $  (724,892)           $(1,064,981)

   Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:

   Depreciation and amortization                          39,655                 94,625
   Compensation in the form of stock                     357,149                850,811
  (Increase) decrease in accounts receivable             (92,561)                33,503
  (Increase) decrease in employee advance                  2,019                 (3,124)
  (Increase) decrease in officers' receivable             39,842                (46,349)
  (Increase) decrease  in deposits                             0                (24,727)
   Increase (decrease) in payables & accrued expenses    342,540                 42,298
   Increase (decrease) in employee loan                   15,000                      0
   Increase (decrease) in accrued interest                16,987                      0
                                                     ------------           ------------
      Total adjustments to net income                    720,631                947,037
                                                     ------------           ------------

   Net cash flows from operations                          4,261               (117,944)

CASH FLOWS FROM INVESTING ACTIVITIES

   Capital expenditures on equipment                           0               (229,226)
                                                     ------------           ------------
   Net cash flows from investing                               0               (229,226)
                                                     ------------           ------------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from note payable                                  0                290,000
   Proceeds from issuance of common stock                      0                 50,000
   Payments on notes                                           0                (15,689)
                                                     ------------           ------------
   Net cash flows from financing                               0                324,311
                                                     ------------           ------------
CASH RECONCILIATION

   Net increase (decrease) in cash                         4,261                 22,859
   Cash at beginning of year                                  35                 40,994
                                                     ------------           ------------
CASH BALANCE AT APRIL 30, 2002 AND 2001                $   4,296               $ 18,135
                                                     ============           ============

                                      -7-

ROANOKE TECHNOLOGY CORPORATION
AND SUBSIDIARY
NOTES TO THE FINANCIAL STATEMENTS

1.   Summary of significant accounting policies:

Industry -  Roanoke Technology Corporation (The Company) was incorporated December 11, 1997 as Suffield Technologies Corp., its original name, under the laws of the State of Florida. The Company is headquartered in Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

Revenue Recognition and Service Warranty -  Revenues resulting from technology consulting services are recognized as such services are performed and paid. A deferred revenue account had been established in the financial statements during 1999 to account for revenue and costs of revenue to be recognized in the income statement at the end of the service agreement period. During February of 2000 the service agreement was changed thus not requiring a deferred revenue account. Services are most often paid for in advance of the service being performed. The services performed are completed by software programs leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made as these costs have been historically immaterial.

Cash and Cash Equivalents -  The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Basis of Accounting -  The Company's financial statements are prepared in accordance with generally accepted accounting principles. All costs associated with software development and advancement are expensed as a cost of sales through an ongoing research and development program.

Property and Equipment  -  Property and equipment are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

Machinery and equipment 2 to 10 years Furniture and fixtures 5 to 10 years

Leasehold improvements are amortized on the straight-line basis over the lesser of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Long-lived Assets - Long lived assets, including property and equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangibles - Goodwill represents the excess of purchase price over the fair value of business acquired and is amortized on a straight-line basis over 3 years.

Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to 5 years, existing organization costs are being amortized by the straight-line method over 5 years.

Research and Development - Research and development costs incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new services, prior to the attainment of the related products’ technological feasibility, are recorded as expenses in the period incurred.

Income Taxes - The Company utilizes the asset and liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments - The Company's financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders. The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share - Basic earnings per share ("EPS") is computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Risk -  - Financial instruments which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company’s policy is to place its operating demand deposit accounts with high credit quality financial institutions.

No customer represented 10 % or more of The Company's total sales as of the current reporting period.

The Company has a concentration of revenue dependancy on a limited number of services.

Stock-Based Compensation -  - In accordance with the recommendations in SFAS No. 123, “Accounting for Stock-Based Compensation,” (“SFAS No. 123”), The Company’s management has considered adopting this optional standard for disclosure purposes, along with Accounting Principles Board opinion no. 25. The Company may consider using full implementation of SFAS No. 123 at a future date. The Company accounted for stock bonus’ during the years ending October 31, 2000 and 1999 of 1,500,00 shares and 850,000 shares of restricted stock, respectively, given to the President of The Company as compensation. The bonus was accounted for in the periods in order to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, the compensation will not be deductible until the President sells those shares. The shares are restricted from sale for a period of two years from the date of issuance and are accounted for at their fair value.

2.   Going Concern:

The Company’s financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its new markets. Management believes The Company will continue as a going concern in its current market and is actively marketing its services which would enable The Company to meet its obligations and provide additional funds for continued new service development. In addition, management is currently negotiating several additional contracts for its services. Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

3.   Accounts Receivable and Customer Deposits:

Accounts receivable historically have been immaterial as The Company’s policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4.    Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

5.   Revenue and Cost Recognition:

The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when services are performed and expenses realized when obligations are incurred.

6.   Accounts payable and accrued expenses:

Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

7.   Long-term debt:

Long - term debt consists of:

On November 7, 2000, The Company entered into a loan agreement with First International Bank, Hartford, CT. The U.S. Small Business Administration is the guarantor on this loan in the amount of $290,000. The initial interest rate, a variable rate, is 11.50% per year. This initial rate is the prime rate on the date the U.S. Small Business Administration received the loan application, plus two percent. The Company must pay principal and interest payments each month, beginning two months from the date of the note. Payments will be made on the first calendar day in the months that they are due. The note has a term of seven years with a late fee of up to four percent of the unpaid portion of the regularly scheduled payment. The President of The Company maintains a life insurance policy as required by the loan agreement. The following is a schedule of the intended use of funds received:

Leasehold improvements               $120,000
Fixtures                              109,000
Equipment                              47,000
Working capital                        14,000
                                    ---------
Total                               $ 290,000

During the July quarter of 1998, the Company entered into a note payable to a finance company which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003.

During the April quarter of 1999, the Company entered into a capital Lease with a finance company which bears an interest rate of 13.61%. The lease is collateralized by equipment and requires that monthly payments of $534 be made through the maturity date of April, 2002.

Aggregate maturities of long - term debt over the next five years are as follows:

For the quarter ended April 30, 2002                For the year ended October 31, 2001

YEAR                    AMOUNT                            YEAR               AMOUNT
2003                    74,799                            2002                35,411
2004                    36,652                            2003                35,746
2005                    40,407                            2004                38,180
2006                    45,258                            2005                42,764
2007                    50,692                            2006                47,898

8.    Operating Lease Agreements:

The Company rents office space with monthly payments of $6,000. The lease term for this space is seven years beginning on October 1, 2000. This lease includes an option to purchase whereby $1,000 of each month’s rent may be applied to the purchase price.

The Company also rents a house for the convenience of Company employees that are relocating to the area and out of town business guests. The house also serves as a satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system. The house has monthly payments of $1,200. The lease term is on a month to month basis.

The Company also leases its phone systems, internet lines and various equipment . The lease terms are month to month leases.

For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs are at $33,800 per year and shown as part of cost of sales.

9.    Stockholders' Equity:

Preferred Stock

The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of April 30, 2002, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of Directors.

Common Stock

On April 4, 2002 the Company entered into a consulting agreement with Nicole Leigh Van Coller for financial consulting services. As compensation, the Company issued 1,000,000 shares of common stock for a value of $120,000.

On February 15, 2002 the Company entered into a consulting agreement with Byron Rambo for representation on the Company’s payroll tax liabilities with the Internal Revenue Service. As compensation, the Company issued 700,000 shares of common stock for a value of $31,950.

On August 14, 2001, the Company received proceeds of a loan from the Company’s President in the amount of $20,000 with a provision of conversion of the loan to 20,000,000 shares of restricted common stock after a 15 day period if not repayed. The loan was converted by the Company as called for in the agreement for a value of $20,000.

On August 27, 2001, the Company issued 2,500,000 shares of common stock as compensation for a one year consulting contract valued at $52,500. The compensation is amortized to expense over the contract term from an allowance account as can be reviewed in the statement of equity.

During the quarter ended July 31, 2001, the Company filed S-8 stock registrations for consulting services for a value of $364,534 and the issuance of 3,519,000 common shares. Of these shares, 2,000,000 common shares per the agreement call for the purchase of these shares at a value of a 40% discount on the bid price when purchased. The discount has been accounted for as an expense for consulting services. The term of services per the registrations range from five months to a year from the contract agreement date. The stock has been accounted for as issued and an allowance account has been set against this stock account to amortize the costs over the term as an expense over the service term as can be reviewed in the statement of equity.

On April 12, 2001, the Company issued 5,200,000 shares of common stock to the President of the Company valued at market price in the amount of $812,240. These shares were issued in accordance with the compensation agreement.

On March 15, 2001, the Company elected a 7 for 1 reverse stock split. The statements of operations have been adjusted to reflect this split with the earnings per share calculation.

During the quarter ended January 31, 2001, The Company filed an SB-2 filing with the U.S. Securities and Exchange Commission. The filing called for 2,000,000 common shares to be offered at a price of $.05 per share. 1,000,000 common shares have been sold for cash and 1,000,000 (142,857 after the 7 for 1 reverse stock split) shares were issued for services.

During the period ending October 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company’s officers, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in the acquisition of Top-10 Promotions, Inc.

In addition to the restricted shares issued, The Company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

On October 15, 1998, the majority shareholders of The Company undertook a Regulation - D, Rule 504, offering whereby it sold 2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison & Associates agreed to waive its rights to any interest on promissory notes.

10.    Acquisitions:

On March 30, 1999 The Company acquired assets of Offshore Software Development Ltd. (“Offshore”) in an exchange of assets for 999,111 shares of The Company issued to the shareholders of that company. The Company’s management has valued the transaction at $630,000.

The assets included were comprised of four computers valued at $8,000 and two software programs valued at $622,000. The value of these assets was determined on the basis of management’s estimation.

An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired “Offshore” assets on March 30, 1999. The impairment resulted from the Company’s revised forecast of the cash inflows expected from intangible assets. Amortization expenses will drop by $8,583 per month.

Effective May 29, 1998, The Company acquired all the outstanding common stock of Top-10 Promotions, Inc., consisting of 100 shares. These shares were redeemed and canceled. The 100 shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 “restricted” shares of The Company’s common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The value of the shares exchanged by both parties was determined to be $19,500, including a value of $(114) attributed to the fair value of assets and liabilities, and $19,614 of goodwill attributed to the method of doing business and the internally developed software.

Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and $17,500 per month payable over an eleven month period as other consideration. The Company borrowed funds for this transaction and later, upon agreement with the lender, converted a portion of the amount due as capital contributed to The Company.

Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technology Corporation in fiscal year 1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two- year period at a 5% annual interest rate. The Company also entered into an employment contract with the former owner of Top-10 Promotions.

11.    Employment Contract and Incentive Commitments:

The Company has entered into a five year employment contract with the former owner of Top-10 Promotions as amended on April 12, 2001.

The contract provides for a salary of $150,000; a stock bonus of 5,200,000 restricted common shares; a stock bonus of 1,000,000 common shares per year for each year that the Company generates a profit during the five year term; quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and annually, with approval of the Board of Directors, receive up to one percent of the issued and outstanding shares of the Company determined on December 31st of each year.

On November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10 Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued at a market value of $1,181,250. An additional 1,500,000 shares of restricted stock were issued in accordance with the revised employment agreement during the year ended October 31, 2000 for a value of $900,000.

12.   Payroll Taxes Payable and Deferred Tax Assets and Liabilities:

The Company accrues payroll and income taxes. The Company, currently a C-Corporation, accounts for income taxes in accordance with Statements on Financial Accounting Standards 109. As of October 31, 2000, The Company had a deferred tax asset in the amount of approximately $440,000 that is derived from a net operating tax loss carryforward associated with stock compensation. The deferred tax assets will expire during the years ending October 31, 2018 and 2019 in the amounts of $40,000 and $400,000 respectively. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officers sell the respective shares.

13.   Required Cash Flow Disclosure for Interest and Taxes Paid:

The Company paid interest in the amount of $10,301 during the quarters ended April 30, 2002. The Company had no income tax payments due and did not pay any income tax amounts during the period.

14.    Litigation, claims and assessments:

The following is management’s disclosure regarding litigation, claims and assessments:

Oyster Software, Inc. (Plaintiff) v. Roanoke Technology Corp. (Defendant and Cross-Defendant), Forms Processing, Inc. (Defendant) and Barry Matz (Defendant); United States District Court, Northern District of California, Case No. C000724 filed on March 1, 2000. Plaintiff, Oyster Software, Inc. claims trademark and copyright infringement, misappropriation and unfair competition based on the placement of its trademarks and copyrighted material into HTML web pages utilized by defendant Forms Processing, Inc. (FPI). FPI claims that it had no knowledge of this fact and that the web pages were created for it by Roanoke Technology Corp. as part of the purchase of the product known as "Premium Service." Roanoke denies placing the allegedly infringing material into FPI's web pages. Plaintiff's complaint seeks declaratory relief, an injunction, an accounting, damages in excess of $1,600,000 and an award of attorneys fees and costs. Through its cross-complaint, FPI seeks declaratory relief and indemnity.

FPI seeks declaratory relief and indemnity. With this case progressing toward the trial date, the Company could not maintain adequate legal defense due to financial conditions. Our legal counsel requested the court to be released and the court granted that petition. The Company is unable to provide legal representation due strictly to lack of funding. The Company was facing a court deadline to obtain legal counsel or strike its responsive pleadings, third party cross-complaint and enter default. The company requested the court to be allowed to participate in the ordered mediation conducted in December, 2001. The court allowed our CEO to attend the mediation without counsel. During the course of the mediation the Company was able to enter into an agreement with plaintiff to settle the third party claim. The specifics are before the court as of this writing.

15.   Condensed consolidating financial statements:

RTCHosting Corp (RTCH) is a wholly owned subsidiary of The Company. RTCH was incorporated on June 12, 2000 in the state of North Carolina. RTCH has 1,000 common shares authorized with no par value and 100 common shares outstanding. The Company has determined that separate financial statements and other disclosures concerning RTCH are not material to investors. RTCH was formed to hold the copyrights of an on line procurement system being developed by The Company. The Company has expensed all research and development costs. The only costs incurred by RTCH has been its incorporation and start-up costs which have been expensed in the amount of $3,050. RTCH currently has no material values of assets, liabilities or equity.

RFQHosting Corp (RFQ) is a 35% owned joint venture in Roanoke Online, LLC. The Company and Roanoke Energy Resources, Inc., a subsidiary of Roanoke Electric Cooperative, entered into a joint venture whereby the Company, through RFQ, receives 35% of the gross revenues of Roanoke Online, LLC, a business to business online procurement service. The Company is responsible for providing software maintenance and support personnel. Roanoke Energy Resources, Inc. is responsible for the day to day management and marketing of RFQ.

FINANCIAL STATEMENTS

For the information required by this Item, refer to the Index to Financial Statements appearing on page F-1 of the registration statement.

                 ROANOKE TECHNOLOGY CORPORATION

             Financial Statements Table of Contents

FINANCIAL STATEMENTS                             Page #

     Independent Auditors Report                 1

     Balance Sheets                              2 - 3
     As of October 31, 2001 and 2000

     Statements of Operations                    4
     For the Twelve Months Ended

     October 31, 2001 and 2000

     Statement of Stockholders'Equity            5
     As of October 31, 2001 and 2000

     Statements of Cash Flow                     6
     For the Twelve Months Ended

     October 31, 2001 and 2000

     Notes to the Financial Statements           7-12

Independent Auditors Report

To the Board of Directors and Stockholders
Roanoke Technology Corporation
Roanoke Rapids, North Carolina

We have audited the accompanying balance sheet of Roanoke Technology
Corporation, as of October 31, 2001 and 2000, and the related statements of operations, capital surplus and cash flows for the twelve months then ended
October 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Roanoke Technology Corporation, as of October 31, 2001 and 2000, and the results of its operations and its cash flows for the months then ended in conformity with generally accepted accounting principles.

                           /s/Gately & Associates, LLC
                        ------------------------------
                            Gately & Associates, LLC

                          Certified Public Accountants
                           Orlando, Florida
                           February 5, 2002

                     ROANOKE TECHNOLOGY CORPORATION
                            AND SUBSIDIARY
                            BALANCE SHEETS

               As of October 31, 2001 and October 31, 2000

                                  ASSETS

                                              2001                       2000
                                          -----------                -----------
CURRENT ASSETS
 Cash                                     $        35               $   40,994
 Employee advances                              5,494
  Accounts receivable                          64,598                   57,860
  Less: allowance for doubtful accounts        30,000                    2,900
                                           -----------               -----------
     Total Current Assets                      40,127                   95,954

PROPERTY AND EQUIPMENT

   Equipment and leasehold improvements       517,220                 274,749
   Less: accumulated depreciation             133,647                  65,956
                                           -----------              -----------

      Total Property and Equipment            383,573                 208,793

OTHER ASSETS

   Organization costs                           1,000                   1,000
   Loan origination costs                      13,927                       0
   Goodwill                                    19,614                  19,614
   Software                                   313,000                 313,000
   Less: Accumulated amortization             294,419                 181,386
                                           -----------               ----------
   Net intangibles                             53,122                 152,228
   Deposits                                    19,850                   8,950
   Officers' receivable                        76,368                       0
                                           ------------               ---------
      Total Other Assets                      149,340                 161,178

           TOTAL ASSETS                     $ 573,040               $ 465,925
                                           ============              ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   Accounts payable and accrued expenses  $  626,720                $ 235,630
   Credit card payable                        17,588                        0
   Current maturity of long-term debt         35,411                    7,200
                                          -----------                ----------
      Total current liabilities              679,719                  242,830
LONG TERM LIABILITIES

   Long term debt                            284,024                   13,854
   Less: current portion                      35,411                    7,200
                                          -----------                ----------
     Total long term liabilities             248,613                    6,654
                                          -----------                ----------
       TOTAL LIABILITIES                     928,332                  249,484

STOCKHOLDERS' EQUITY
--------------------

   Common stock - $.0001 par value;
    50,000,000 shares authorized;
    34,337,597 and 12,830,183 issued
    and outstanding respectively              3,434                     1,283
   Additional paid-in capital             5,783,045                 4,272,351
   Allowance for long-term
     Stock compensation                    (205,199)                        0
   Retained earnings                     (5,936,572)               (4,057,193)
                                         -----------              ------------
       TOTAL STOCKHOLDERS' EQUITY          (355,292)                   216,441
                                         -----------              ------------
       TOTAL LIABILITIES AND EQUITY      $  573,040               $    465,925
                                        =============             =============

                         ROANOKE TECHNOLOGY CORPORATION

                                 AND SUBSIDIARY

                            STATEMENTS OF OPERATIONS

            For the Twelve Months Ended October 31, 2001 and 2000

                                         2001                    2000
                                         ----------              -----------
REVENUE

  Sales                                 $ 1,551,609              $ 1,999,103
  Cost of sales                             742,016                1,055,268
                                         ----------              -----------
GROSS PROFIT                                809,593                  943,835

GENERAL & ADMINISTRATIVE EXPENSES         2,403,982                2,001,328
RESEARCH & DEVELOPMENT                      255,274                  115,023
                                         ----------              -----------
INCOME (LOSS) FROM OPERATION             (1,849,663)              (1,172,516)

OTHER INCOME AND (EXPENSE)

   Interest - net                           (29,716)                    (728)
   Gain on sale of stock                          0                  108,000
                                         ----------              -----------
   Total Other                              (29,716)                 107,272
                                         ----------              -----------

NET INCOME (LOSS)                       $(1,879,379)             $(1,065,244)
                                         ==========              ===========

NET EARNINGS PER SHARE

   Basic and Diluted

      Net loss per share                       (.21)                    (.64)

Basic and Diluted Weighted Average

Number of Common Shares Outstanding        9,129,693                1,654,312
(as adjusted for reverse stock split)

                         ROANOKE TECHNOLOGY CORPORATION

                        STATEMENT OF STOCKHOLDERS' EQUITY

                             As of October 31, 2001

                                                       ADDITIONAL
                                    COMMON STOCK       PAID
                                 SHARES     AMOUNT     CAPITAL    ALLOWANCES      DEFICIT      TOTAL
                          --------------------------------------------------------------------------------
Issuance for services          1,525,000     $  153    $  59,323 $          0   $         0 $   59,476
Acquisition                      500,000         50       19,450                                19,500
First offering                   800,000         80       19,920                                20,000
Second offering                1,000,000        100       49,900                                50,000
Third offering                   880,000         88       87,912                                88,000
Stock compensation             3,175,000        318      123,507                               123,825
Net loss for the year                                                              (305,545)  (305,545)
                          --------------------------------------------------------------------------------
Balance at October 31, 1998    7,880,000     $  789     $360,012 $          0    $ (305,545)$   55,256

Third offering                 1,349,572        135      354,635                               354,770
Issuance for consulting fees     250,000         25       24,975                                25,000

Officer compensation             850,000         85    1,991,165                             1,991,250
Asset acquisition                999,111         99      629,901                               630,000
Stock issued for services          1,500                  11,813                                11,813
Net loss for the year                                                           (2,686,404) (2,686,404)
                           -------------------------------------------------------------------------------
Balance at October 31,1999     11,330,183     $1,133  $3,372,501 $           0 $(2,991,949) $  381,685

Officer compensation            1,500,000        150     899,850                               900,000

Net loss for the year                                                           (1,065,244) (1,065,244)
                           -------------------------------------------------------------------------------

Balance at October 31, 2000    12,830,183     $1,283  $4,272,351 $           0 $(4,057,193)  $ 216,441

Stock issued for cash           1,000,000        100      49,900                                50,000

Reverse stock split           (11,854,443)    (1,185)      1,185                                     0

Stock issued for cash           3,000,000        300     174,700                               175,000

Officer compensation            5,200,000        520     811,720                               812,240

Stock issued for services       4,161,857        416     455,189                               455,605

Stock issued to retire
 short-term note payable       20,000,000      2,000      18,000                                20,000

Allowance for prepaid
 stock compensation
 for services                                                       (205,199)

Net loss for the year                                                           (1,879,379) (1,879,379)
                           -------------------------------------------------------------------------------

Balance at October 31, 2001    34,337,597     $3,434  $5,783,045 $  (205,199)  $(5,936,572)  $(355,292)
                           ===============================================================================

                         ROANOKE TECHNOLOGY CORPORATION

                                 AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS

              For the Twelve Months ending October 31, 2001 and 2000

                                                        2001                  2000
                                                     -----------           -----------
CASH FLOWS FROM OPERATING ACTIVITIES

   Net income (loss)                                $ (1,879,379)         $(1,065,244)

   Adjustments to reconcile net income to net cash provided by (used in)
    operating activities:

   Gain on sale of investment                                 0             (108,000)
   Depreciation and amortization                        180,724              155,500
   Stock issued for services and compensation         1,062,646              900,000
  (Increase) decrease in accounts receivable             20,362              (54,960)
  (Increase) decrease in employee advance                (5,494)                   0
  (Increase) decrease in officers' receivable           (76,368)                   0
  (Increase) decrease  in deposits                      (24,827)              (7,450)
   Increase (decrease) in payables & accrued expenses   391,090              198,215
   Increase (decrease) in credit card payable            17,588                    0
   Increase (decrease) in deferred revenue                    0              (44,025)
                                                      ----------            -----------
      Total adjustments to net income                 1,565,721            1,039,280
                                                      ----------            -----------

   Net cash flows from operations                      (313,658)             (25,964)

CASH FLOWS FROM INVESTING ACTIVITIES

   Cash received from sale of investment                      0               108,000
   Capital expenditures on equipment                   (240,471)             (110,251)
                                                      -----------           -----------
   Net cash flows from investing                       (240,471)               (2,251)
                                                      -----------           -----------

CASH FLOWS FROM FINANCING ACTIVITIES

   Proceeds from issuance of common stock               225,000                     0
   Proceeds from long-term note payable                 290,000                     0
   Proceeds from short-term note payable                 20,000                     0
   Payments on notes                                    (21,830)               (8,695)
                                                      -----------           ----------
   Net cash flows from financing                        513,170               (8,695)
                                                      -----------           ----------
CASH RECONCILIATION

   Net increase (decrease) in cash                      (40,959)              (36,910)
   Cash at beginning of year                             40,994                77,904
                                                       ----------           ----------
CASH BALANCE AT OCTOBER 31, 2001 & 2000                $     35              $ 40,994
                                                      ===========           ==========

                         ROANOKE TECHNOLOGY CORPORATION

                                 AND SUBSIDIARY

                        NOTES TO THE FINANCIAL STATEMENTS

                       (See Independent Auditor's Report)

1. Summary of significant accounting policies:
   -------------------------------------------

Industry - Roanoke Technology Corporation (The Company)
--------
was incorporated December 11, 1997 as Suffield Technologies Corp., its original name, under the laws of the State of Florida. The Company is headquartered in
Roanoke Rapids, North Carolina and does business as Top-10 Promotions, Inc. The
Company is engaged in the design, development, production, and marketing of technology to provide enhanced internet marketing capabilities.

Revenue Recognition and Service Warranty - Revenues

----------------------------------------
resulting from technology consulting services are recognized as such services are performed and paid. A deferred revenue account had been established in the financial statements during 1999 to account for revenue and costs of revenue to be recognized in the income statement at the end of the service agreement period. During February of 2000 the service agreement was changed thus not requiring a deferred revenue account. Services are most often paid for in advance of the service being performed. The services performed are completed by software programs leaving the time when a service is paid for and the time the service is performed immaterial. The Company has no extended maintenance contracts and warrants its consulting services to meet the consulting service contract guarantee. No provision for estimated future costs relating warranties have been made as these costs have been historically immaterial.

Cash and Cash Equivalents - The Company considers cash on
-------------------------
hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

Basis of Accounting- The Company's financial statements
-------------------
are prepared in accordance with generally accepted accounting principles. All costs associated with software development and advancement are expensed as a cost of sales through an ongoing research and development program.

Property and Equipment - Property and equipment are
----------------------
recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the various classes of assets as follows:

     Machinery and equipment            2 to 10 years
     Furniture and fixtures             5 t0 10 years

Leasehold improvements are amortized on the straight-line basis over the lessor of the life of the asset or the term of the lease. Maintenance and repairs, as incurred, are charged to expenses; betterments and renewals are capitalized in plant and equipment accounts. Cost and accumulated depreciation applicable to items replaced or retired are eliminated from the related accounts; gain or loss on the disposition thereof is included as income.

Long-lived Assets - Long lived assets, including property and
-----------------
equipment and certain intangible assets to be held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. Impairment losses are recognized if expected future cash flows of the related assets are less than their carrying values. Measurement of an impairment loss is based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less costs to sell.

Intangibles - Goodwill represents the excess of purchase
-----------
price over the fair value of business acquired and is amortized on a straight-line basis over 3 years.

Other acquired intangibles principally include core technology in the form of software programs and are amortized over their estimated lives of primarily 3 to
5 years., existing Organization costs are being amortized by the straight-line method over 5 years.

Research and Development - Research and development costs
------------------------
incurred in the discovery of new knowledge and the resulting translation of this new knowledge into plans and designs for new services, prior to the attainment of the related products' technological feasibility, are recorded as expenses in the period incurred.

Income Taxes - The Company utilizes the asset and
------------
liability method to measure and record deferred income tax assets and liabilities. Deferred tax assets and liabilities reflect the future income tax effects of temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and are measured using enacted tax rates that apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.
Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Fair Value of Financial Instruments - The Company's
-----------------------------------
financial instruments include cash and cash equivalents, short-term investments, accounts receivable, accounts payable and liabilities to banks and shareholders.
The carrying amount of long-term debt to banks approximates fair value based on interest rates that are currently available to The Company for issuance of debt with similar terms and remaining maturities. The carrying

amounts of other financial instruments approximate their fair value because of short-term maturities.

Earnings Per Share - Basic earnings per share ("EPS") is
------------------
computed by dividing earnings available to common shareholders by the weighted-average number of common shares outstanding for the period as required by the Financial Accounting Standards Board (FASB) under Statement of Financial
Accounting Standards (SFAS) No. 128, "Earnings per Shares". Diluted EPS reflects the potential dilution of securities that could share in the earnings.

Concentrations of Risk - Financial instruments

-----------------------------
which potentially expose The Company to concentrations of credit risk consist principally of operating demand deposit accounts. The Company's policy is to place its operating demand deposit accounts with high credit quality financial institutions.

No customer represented 10 % or more of The Company's total sales as of the current reporting period.

The Company has a concentration of revenue dependancy on a limited number of services.

Stock-Based Compensation - In accordance with the

------------------------
recommendations in SFAS No. 123, "Accounting for Stock-Based Compensation,"
("SFAS No. 123"), The Company's management has considered adopting this optional standard for disclosure purposes, along with Accounting Principles Board opinion
no. 25. The Company may consider using full implementation of SFAS No. 123 at a future date. The Company accounted for stock bonus' during the years ending
October 31, 2000 and 1999 of 1,500,00 shares and 850,000 shares of restricted stock, respectively, given to the President of the company as compensation. The bonus was accounted for in the periods in order to match the compensation expense with the time in which it was earned. In accordance with the tax accounting, the compensation will not be deductible until the President sells those shares. The shares are restricted from sale for a period of two years from the date of issuance and are accounted for at their fair value.

2. Going Concern:
   --------------

The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has suffered losses from operations and may require additional capital to continue as a going concern as The Company develops its new markets. Management believes The Company will continue as a going concern in its current market and is actively marketing its services which would enable The Company to meet its obligations and provide additional funds for continued new service development. In addition, management is currently negotiating several additional contracts for its services.
Management is also embarking on other strategic initiatives to expand its business opportunities. However, there can be no assurance these activities will be successful.

3. Accounts Receivable and Customer Deposits:
   ------------------------------------------

Accounts receivable historically have been immaterial as The Company's policy is to have the software that it sells paid for in advance. As of the balance sheet date there were no deposits paid in advance.

4. Use of Estimates:
   -----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

5. Revenue and Cost Recognition:
   -----------------------------

The Company uses the accrual basis of accounting for financial statement reporting. Revenues are recognized when services are performed and expenses realized when obligations are incurred.

6. Accounts payable and accrued expenses:
   --------------------------------------

Accounts payable and accrued expenses consist of trade payables and accrued payroll and payroll taxes created from normal operations of the business.

7. Long-term debt:
   ---------------

Long - term debt consists of:

On November 7, 2000, The Company entered into a loan agreement with First
International Bank, Hartford, CT. The U.S. Small Business Administration is the
guarantor on this loan in the amount of $290,000. The initial interest rate, a variable rate, is 11.50% per year. This initial rate is the prime rate on the date The U.S. Small Business Administration received the loan application, plus two percent. The Company must pay principal and interest payments each month, beginning two months from the date of the note. Payments will be made on the first calendar day in the months that they are due. The note has a term of seven years with a late fee of up to four percent of the unpaid portion of the regularly scheduled payment. The President of The Company maintains a life insurance policy as required by the loan agreement. The following is a schedule of the intended use of funds received:

Leasehold improvements               $120,000
Fixtures                              109,000
Equipment                              47,000
Working capital                        14,000
                                    ---------
Total                               $ 290,000

During the July quarter of 1998, the Company entered into a note payable to a finance company which bears interest at 16.53%. The note is collateralized by equipment and requires that monthly payments of $197 be made through the maturity date of June, 2003.

During the April quarter of 1999, the Company entered into a capital Lease with a finance company which bears an interest rate of 13.61%. The lease is collateralized by equipment and requires that monthly payments of $534 be made through the maturity date of April, 2002.

Aggregate maturities of long - term debt over the next five years are as follows:

For the quarter ended July 31, 2000                   For the year ended October 31, 2000

YEAR                    AMOUNT                            YEAR               AMOUNT
2002                    35,968                            2001                7,200
2003                    35,302                            2002                4,995
2004                    40,569                            2003                1,659
2005                    46,559                            2004                    0
2006                    52,149                            2005                    0

8. Operating Lease Agreements:
   ---------------------------

The Company rents office space with monthly payments of $6,000. The lease term for this space is seven years beginning on October 1, 2000. This lease includes an option to purchase whereby $1,000 of each month's rent may be applied to the purchase price.

The Company also rents a house for the convenience of Company employees that are relocating to the area and out of town business guests. The house also serves as a satellite office as added security for computer system continuation in the event that the main office should encounter problems with their system. The house has monthly payments of $1,200. The lease term was eighteen months beginning March 1, 1999 and ending on August 31, 2001 and is now on a month to month aat the same amount.

The Company also leases its phone systems, internet lines and various equipment
.. The lease terms range from month to month leases to leases with a term of sixty months. All long - term leases include an upgrade clause of which management intends to upgrade technology when available.

For this reason, The Company considers all of these types of lease arrangements as operating. Currently the lease costs are at $33,800 per year and shown as part of cost of sales.

9. Stockholders' Equity:
   ---------------------

Preferred Stock
---------------

The Company has been authorized 10,000,000 shares of preferred stock at $.0001 par value. As of October 31, 2000, none of these shares had been issued and the limitations, rights, and preferences were yet to be determined by the Board of
Directors.

Common Stock

------------

On August 14, 2001, the Company received proceeds of a loan from the Company's
President in the amount of $20,000 with a provision of conversion of the loan to
20,000,000 shares of restricted common stock after a 15 day period if not repayed. The loan was converted by the Company as called for in the agreement for a value of $20,000.

On August 27, 2001, the Company issued 2,500,000 shares of common stock as compensation for a one year consulting contract valued at $52,500. The compensation is amortized to expense over the contract term from an allowance account as can be reviewed in the statement of equity.

During the quarter ended July 31, 2001, the Company filed S-8 stock registrations for consulting services for a value of $364,534 and the issuance of 3,519,000 common shares. Of these shares, 2,000,000 common shares per the agreement call for the purchase of these shares at a value of a 40% discount on the bid price when purchased. The discount has been accounted for as an expense for consulting services. The term of services per the registrations range from five months to a year from the contract agreement date. The stock has been accounted for as issued and an allowance account has been set against this stock account to amortize the costs over the term as an expense over the service term as can be reviewed in the statement of equity.

On April 12, 2001, the Company issued 5,200,000 shares of common stock to the president of the Company valued at market price in the amount of $812,240. These shares were issued in accordance with the compensation agreement.

On March 15, 2001, the Company elected a 7 for 1 reverse stock split. The statements of operations have been adjusted to reflect this split with the earnings per share calculation.

During the quarter ended January 31, 2001, The Company filed an SB-2 filing with the U.S. Securities and Exchange Commission. The filing called for 2,000,000 common shares to be offered at a price of $.05 per share. 1,000,000 common shares have been sold for cash and 1,000,000 (142,857 after the 7 for 1 reverse stock split) shares were issued for services.

During the period ending October 1998, the Board of Directors issued 1,525,000 shares of restricted common stock to The Company's officer's, and legal counsel in exchange for services, and issued 500,000 shares of restricted common stock in the acquisition of Top-10 Promotions, Inc.

In addition to the restricted shares issued, The Company sold common stock through two separate private offerings during the period. In the initial offering 800,000 shares were sold each at a price of $0.025. In the second offering 1,000,000 shares were sold each at a price of $0.05.

On October 15, 1998, the majority shareholders of The Company undertook a
Regulation - D, Rule 504, offering whereby it sold 2,000,000 shares of common stock, $.0001 par value per share or an aggregate of $200,000. In addition, each investor in the offering received an option to purchase, for a twelve month period commencing on the date of this offering, an additional one share of The
Company at $1.00 per share for each eight (8) shares purchased in the original offering (or $250,000). In addition, each investor received an option to purchase for an eighteen month period commencing on the date of this offering an additional one (1) share of The Company for each 8.88 shares previously purchased at $2.00 per share or an aggregate of 225,000 shares (or $450,000).

The Company also approved of the investment by Arthur Harrison & Associates in the offering provided that such investment in The Company was in lieu of monies owed to Arthur Harrison & Associates by The Company for two (2) promissory notes dated September 22, 1998 and October 10, 1998. Further more, Arthur Harrison &
Associates agreed to waive its rights to any interest on promissory notes.

Stock Incentive Plans:

On March 1, 1999, The Company entered into a stock option agreement with the
Director of Operation, Glenn Canady, as noted in footnote number eleven. The
Company applies Accounting Principles Board Opinion No. 25, "Accounting for
Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options.

Pro forma information regarding net income and earnings per share is required by
SFAS 123, and has been determined as if The Company had accounted for its employee stock options under the fair value method of SFAS 123. As of the balance sheet date, there is no material effect on earnings and earnings per share.

10. Acquisitions:
    -------------

On March 30, 1999 The Company acquired assets of Offshore Software Development
Ltd. ("Offshore") in an exchange of assets for 999,111 shares of The Company issued to the shareholders of that company. The Company's management has valued the transaction at $630,000.

The assets included were comprised of four computers valued at $8,000 and two software programs valued at $622,000. The value of these assets was determined on the basis of the management's estimation.

An unusual impairment loss of $257,075 was recorded in October of 1999 to reflect an impairment of the intangible assets resulting from the acquired
"Offshore" assets on March 30, 1999. The impairment resulted from the Company's revised forecast of the cash inflows expected from intangible assets.
Amortization expenses will drop by $8,583 per month.

Effective May 29, 1998, The Company acquired all the outstanding common stock of
Top-10 Promotions, Inc., consisting of 100 shares, effective. These shares were redeemed and canceled. The 100 shares of Top-10 Promotions, Inc. were acquired in exchange for 500,000 "restricted" shares of The Company's common stock issued to David Smith, the sole shareholder of Top-10 Promotions, Inc. This transaction has been accounted for using the purchase method of accounting. The value of the share exchanged by both parties was determined to be $19,500, including a value of $(114) attributed to the fair value of assets and liabilities, and $19,614 of goodwill attributed to the method of doing business and the internally developed software.

Simultaneous with the acquisition, The Company purchased all of the remaining authorized shares of Top-10 Promotions, Inc. for $50,000 payable at closing and
$17,500 per month payable over an eleven month period as other consideration.
The Company borrowed funds for this transaction and later, upon agreement with the lender, converted a portion of the amount due as capital contributed to The
Company.

Also, the former owner of Top-10 Promotions, Inc. was given the right to borrow up to 25% of retained earnings of Roanoke Technology Corporation in fiscal year
1998 or the first two quarters of fiscal 1999. Such borrowings shall be secured by his restricted stock received in the acquisition at a 75% discount value to market. Repayment shall be for a two- year period at a 5% annual interest rate.
The Company also entered into an employment contract with the former owner of
Top-10 Promotions.

11. Employment Contract and Incentive Commitments:
    -----------------------------------------------

The Company has entered into a five year employment contract with the former owner of Top-10 Promotions as amended on April 12, 2001.

The contract provides for a salary of $150,000; a stock bonus of 5,200,000 restricted common shares; a stock bonus of 1,000,000 common shares per year for each year that the Company generates a profit

during the five year term; quarterly bonus of 30% of the net income before income tax of The Company; standard non-competition clause; an option to renew the employment agreement for an additional two year term (provided he is not in default under the employment agreement); and annually, with approval of the
Board of Directors, receive up to one percent of the issued and outstanding shares of the Company determined on December 31st of each year.

On November 1, 1998 The Company's management approved the issuance of 750,000 shares of restricted common shares of The Company to the former owner of Top-10
Promotions for attaining gross revenues in excess $200,000.00 or more in sales for the first three month period of 1999. The shares have been issued at a market value of $1,181,250. An additional 1,500,000 shares of restricted were issued in accordance with the revised employment agreement during the year ended
October 31, 2000 for a value of $900,000.

The Company has entered into an employment agreement with The Company's Director of Operations on March 1, 1999. The agreement calls for a contract period of four years upon which The Director will be paid an annual salary of $60,000 with standard company commissions and bonuses. The salary will adjust to $80,000 at
June 4th 1999. In addition the director's salary shall increase to $100,000 at the time The Company's gross revenues exceed $1,000,000 during any twelve month period and $120,000 once The Company's gross revenues exceed $2,000,000 during any twelve month period. Upon the director's salary increasing to $80,000 or above, the director shall no longer be entitled to commissions and bonuses.

In addition to the above mentioned, the director will be granted stock options in The Company at an exercise price of $1.00 per share of common stock in the amount of 50,000 shares per year, after each year's service, for a four year period. Such shares will be restricted for a two year period from the date of issuance.

The Company will account for these options during the time that they are earned in accordance with APB Opinion No. 25. At the present time, the fair value of these options are not in excess of the exercise price and not exercisable;
therefore there is no compensation expense to record. A determination of the fair value of these options may be extended to the end of the current fiscal year. Other conditions are included in this employment agreement, but remain immaterial to the financial statements.

12. Payroll Taxes Payable and Deferred Tax Assets and
    Liabilities:
    --------------------------------------------------

The Company accrues payroll and income taxes. The Company, currently a
C-Corporation, accounts for income taxes in accordance with Statements on
Financial Accounting Standards 109. As of October 31, 2000, The Company had a
deferred tax asset in the amount of approximately $440,000 that is derived from a net operating tax loss carryforward associated with stock compensation. The deferred tax assets will expire during the years ending October 31, 2018 and
2019 in the amounts of $40,000 and $400,000 respectively. It is uncertain as to when this compensation will be deductible as it can only be deducted for tax purposes when the officers sell the respective shares.

13. Required Cash Flow Disclosure for Interest and Taxes
    Paid:
    ----------------------------------------------------

The Company paid interest in the amount of $26,779 during the quarters ended
April 30, 2001. The Company had no income tax payments due and did not pay any income tax amounts during the period.

14.  Litigation, claims and assessments:
     -----------------------------------

There are various lawsuits and claims pending against The Company. Management believes that any ultimate liability resulting from those actions or claims will not have a material adverse affect on The Company's results of operations, financial position or liquidity. The following is management's disclosure regarding litigation, claims and assessments:

Craig (Plaintiff) v. Top-10 Promotions, Inc., Glenn Canady and Kelly Allen
(collectively, the Defendants); Sonoma County Superior (Limited Civil),
California, Case No. 163579 filed on June 21, 2000. Plaintiff sought $16,295 plus punitive damages, interest, attorneys fees and costs. With rising attorney's fee the company decided in late June and early July to settle the matter with Mr. Craig by making a full and final payment of $4,000.00 directly to him. The continuation of the case leading to trial would have far exceeded this amount. It was deemed prudent to settle without admitting liability and the
Dismissal With Prejudice was filed in July, 2001 with the court. Plaintiff, Gary
Craig, operates a web site which dispenses information about a therapeutic technique and offers instructional material for a fee. Plaintiff purchased our product known as "Premium Service" in order to secure at least 10 placements for his web site URL within the top 20 positions somewhere across the Internet's top search engines. The product performed as expected. However, in working with his web site, plaintiff caused his site specific search engine to become unusable.
Despite this fact, Plaintiff filed suit claiming that it was not his own actions, but rather defendants "Premium Service" which caused his site to become unusable. Although we are disclosing this lawsuit, we do not deem it to be material.

Oyster Software, Inc. (Plaintiff) v. Roanoke Technology Corp. (Defendant and
Cross-Defendant), Forms Processing, Inc. (Defendant) and Barry Matz (Defendant);
United States District Court, Northern District of California, Case No. C000724
filed on March 1, 2000. Plaintiff, Oyster Software, Inc. claims trademark and copyright infringement, misappropriation and unfair competition based on the placement of its trademarks and copyrighted material into HTML web pages utilized by defendant Forms Processing, Inc. (FPI). FPI claims that it had no knowledge of this fact and that the web pages were created for it by Roanoke
Technology Corp. as part of the purchase of the product known as "Premium
Service." We deny placing the allegedly infringing material into FPI's web pages. Plaintiff's complaint seeks declaratory relief, an injunction, an accounting, damages in excess of $1,600,000 and an award of attorneys fees and costs. Through its cross-complaint, FPI seeks declaratory relief and indemnity.

FPI seeks declaratory relief and indemnity. With this case progressing toward the trial date, the company could not maintain adequate legal defense due to financial conditions. Our legal counsel requested the court to be released and the court granted that petition. The company is unable to provide legal representation due strictly to lack of funding. The company was facing a court deadline to obtain legal counsel or strike our responsive pleadings, third party cross-complaint and enter default. The company requested the court to be allowed to participate in the ordered mediation conducted in December, 2001. The court allowed our CEO to attend the mediation without counsel. During the course of the mediation the company was able to enter into an agreement with plaintiff to settle the third party claim. The specifics have not been approved by the court as of this writing. The other third party claim with FPI is ongoing and will be by the court during the month of January 2002.

15. Condensed consolidating financial statements:
    ---------------------------------------------

RTCHosting Corp (RTCH) is a wholly owned subsidiary of The Company. RTCH was incorporated on June 12, 2000 in the state of North Carolina. RTCH has 1,000 common shares authorized with no par value and 100 common shares outstanding.
The Company has determined that separate financial statements and other disclosures concerning RTCH are not material to investors. RTCH was formed to hold the copyrights of an on line procurement system being developed by The
Company. The Company has expensed all research and development costs. The only costs incurred by RTCH has been its incorporation and start-up costs which have been expensed in the amount of $3,050. RTCH currently has no material values of assets, liabilities or equity.

RFQHosting Corp (RFQ) is a 35% owned joint venture in Roanoke Online, LLC. The
Company and Roanoke Energy Resources, Inc., a subsidiary of Roanoke Electric
Cooperative, entered into a joint venture whereby the Company, through RFQ, receives 35% of the gross revenues of Roanoke Online, LLC, a business to business online procurement service. The Company is responsible for providing software maintenance and support personnel. Roanoke Energy Resources, Inc. is responsible for the day to day management and marketing of RFQ.

16. Reclassification:
    -----------------
The Company's management has decided to reclassify certain items in the
Statements of Operations. The Company has reclassified certain amounts as research and development costs. These costs have been shown separately from general and administrative costs. The costs are generally comprised of software development costs. General and administrative costs have also been reclassified as a one line item in the Statement of Operations.

UNTIL , 2002 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN OUR COMMON SHARES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

83,600,000 SHARES OF COMMON STOCK, $.0001 PAR VALUE
PROSPECTUS

July , 2002

i

Part II - Information Not Required In Prospectus

Item 24: Indemnification of Directors and Officers

Item 25. Other Expenses Of Issuance And Distribution The following table sets forth the estimated expenses to be borne by us (also referred to within as the Registrant) in connection with the issuance and distribution of our common shares pursuant to the Offering.

SEC registration fee                                   $   230.74
Legal fees                                             $10,000.00
Accounting fees                                        $ 2,500.00
Blue Sky fees                                          $     0
Printing and miscellaneous fees                        $     0
Total fees and expenses                                $12,730.74

ITEM 26. Recent Sales of Unregistered Securities

The following paragraphs set forth information with respect to all securities sold by us within the past three years without registration under the Securities Act of 1933, as amended (the “Securities Act”). The information includes the names of the purchasers, the date of issuance, the title and number of securities sold and the consideration received by us for the issuance of these shares.

Commencing October, 1998, we undertook a Regulation D, Rule 504 Offering in which we issued a total of 2,000,000 shares of our common stock at $.10 per share for an aggregate offering price of $200,000. This offering included options to the subscribers of the 2,000,000 shares to purchase an additional 250,000 shares of our common stock for $1.00 per share by October 15, 1999 and an additional 225,000 shares of our common stock for $2.00 per share by April 15, 2000. To date, 226,376 options at $1.00 per share have been exercised; and 3,197 options at $2.00 per share have been exercised. Therefore, to date we have raised $232,770 based on the exercise of the options.

A list of the investors in the above offering is listed below:

Investors                           Date of Issuance                   Common           Consideration
----------                          ----------------                   Stock Sold       -------------
                                                                       ----------

Arthur Harrison & Assoc.                    10/15/1998                 350,000           $35,000
Arthur Harrison & Assoc.                    6/16/1999                   43,750           $43,750
Mango Financial & Con. Ltd                  10/15/1998                 290,000           $29,000
Mango Financial Ltd                         6/16/1999                   36,250           $36,250
Cazo Ltd                                    10/15/1998                 240,000           $24,000
Cazo Ltd                                    6/16/1999                   20,000           $20,000
Cazo Ltd                                    5/7/1999                    10,000           $20,000
Sandusky Holdings Corp.                     2/19/1999                  375,000           $37,500
Sandusky Holdings Corp.                     3/25/1999                   46,875           $46,875
Sandusky Holdings Corp.                     3/25/1999                    3,197           $ 6,395
Honeywell Management Corp.                  2/19/1999                  175,000           $17,500
Offshore Projects Limited                   2/19/1999                  250,000           $25,000
Offshore Projects Ltd.                      5/7/1999                    10,000           $10,000
Offshore Projects Ltd.                      6/2/1999                    19,500           $19,500
Vamp Ltd.                                   2/19/1999                  320,000           $32,000
Vamp Ltd.                                   2/19/1999                   15,000           $15,000
Vamp Ltd.                                   6/16/1999                   25,000           $25,000

We believe that our common stock issued in the above Regulation D, Rule 504 Offerings were issued in transactions not involving a public offering in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended and Rule 504 of Regulation D.

On September 2, 1999, we issued 100,000 shares to David L. Smith, Jr. for satisfying certain terms of his employment agreement for services rendered to the Company. The value of such issuance was determined to be $8.10 cents per share for a total value of $810,000. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On October 13, 1999, we issued 500 and 1,000 shares respectively, to Russell Jones and Anthony Rennert, employees of the Company, as compensation for services rendered for the Company. The value of such issuance was determined to be $7.88 per share for a total value of $3,940 and $7,873, respectively. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On November 1, 1998, we issued 750,000 shares to David L. Smith, Jr. as compensation for services rendered for the Company. The value of such issuance was determined to be $1.58 cents per share for a total value of $1,181,250. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On March 30, 1999, we completed an Asset Purchase Agreement and Share Exchange (“Asset Agreement”) with Offshore Software Development Ltd. (“Offshore”), a Cayman Islands Corporation. Pursuant to the Asset Agreement, we purchased all of the assets of Offshore, specifically four personal computers and two subject software products with computer codes, in exchange for the issuance of 9/10ths of one of our common shares for each share of Offshore held by an Offshore shareholder at the time of the Closing. This resulted in the issuance of 999,111 of our shares to the following: Richard McCabe, an officer and director of Offshore - 25,000 of our shares; Richard I. Anslow, our legal counsel - 22,500 of our shares; and 951,611 of our shares to numerous Offshore shareholders. The Company’s management valued transaction at $630,000. The software allows for a faster retrieval of data base sales lead generation information obtained from the Internet.

We believe the shares issued in the Stock Agreement and Asset Agreement did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

On August 22, 2000, we issued 1,500,000 shares to David L. Smith, Jr. per agreement with us pursuant to David signing an amendment to his employment agreement with us and as compensation for services rendered for the Company. The value of such issuance was determined to be $0.25 per share with a 10% discount for a total value of $337,500. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In October 2000, we issued 25,000 shares of our common stock to Richard I. Anslow, our attorney, in exchange for legal services rendered, specifically, preparation of this Form SB-2 Registration Statement for us. The value of such legal services was determined to be $0.75 per share (based on the offering price of this Registration Statement) for a total value of $18,750 since additional compensation in the form of cash was paid to Mr. Anslow for services rendered. No underwriter was involved in this transaction. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In October 2001, we issued 20,000,000 shares to David L. Smith, Jr. as repayment on a loan of $20,000 made to us by David. David retained 13,000,000 shares and transferred a total of 7,000,000 shares to a total of 23 individuals employed by us. We believe the shares issued in this transaction did not involve a public offering and were made in reliance upon an exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended.

In general, under Rule 144, as currently in effect, a person, including an affiliate of the Roanoke, (in general, a person who has a control relationship with the us,) who has owned restricted securities of common stock beneficially for a least one year is entitled to sell, within any three month period, that number of shares of a class of securities that does not exceed the greater of (i) one percent (1%) of the shares of that class then outstanding or, if the common stock is quoted on a recognized stock exchange, (ii) the average weekly trading volume of that class during the four calendar weeks preceding such sale. A person who has not been an affiliate of us for at least the three months immediately preceding the sale and has beneficially owned shares of common stock for a least two (2) years is entitled to sell such shares under Rule 144k without regard to any of the limitations described above. No prediction can be made as to the effect, if any, that future sales of shares of common stock or the availability of common stock for future sale will have on the market price of the common stock prevailing from time-to-time. Sales of substantial amounts of common stock on the public market could adversely affect the prevailing market price of the common stock.

Item 28. Undertakings

1. The Registrant will, during any period in which it offers or sells securities, file a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii)	Include any additional or changed material information on the plan of distribution.

2. The Registrant will, for determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. The Registrant will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. The Registrant will provide to each purchaser, if any, at the closing certificates in such denominations and registered in such names to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. 6. For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time the Commission declared it effective.

Exhibit Index

3.1	Articles of Incorporation of Roanoke Technology Corp. (formerly known as Suffield Technologies Corp.) and Articles of Amendment
3.2	By-laws of Roanoke Technology Corp.
5.1	Opinion of Richard I. Anslow & Associates
10.1	Registration Rights Agreement
10.2	Security Agreement
10.3	Securities Purchase Agreement
10.4	Guaranty and Pledge Agreement
10.5	Stock Purchase Agreement between Roanoke Technology Corp. and AJW/New Millennmium Offshore Ltd.
10.6	Stock Purchase Agreement between Roanoke Technology Corp. and Pegasus Capital Partners, LLC
10.7	Stock Purchase Agreement between Roanoke Technology Corp. and AJW Partners, LLC
10.8	Stock Purchase Agreement between Roanoke Technology Corp. and New Millennium Capital Partners II, LLC
10.9	Secured Convertible Debenture between Roanoke Technology Corp. and AJW Partners, LLC
10.10	Secured Convertible Debenture between Roanoke Technology Corp. and Pegasus Capital Partners, LLC
10.11	Secured Convertible Debenture between Roanoke Technology Corp. and New Millennium Capital Partners II, LLC
10.12	Secured Convertible Debenture between Roanoke Technology Corp. and AJW/New Millennmium Offshore Ltd.
23.1	Independent Auditors Consent

SIGNATURES

Pursuant to the requirements of the Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form SB-2 and has duly caused this Form SB-2 registration Statement to be signed on its behalf by the undersigned, there unto duly authorized, in the City of Roanoke Rapids, State of North Carolina on the 3rd day or July, 2002.

ROANOKE TECHNOLOGY CORP.

By:	/s/ David L. Smith, Jr. DAVID L. SMITH, JR. CHIEF EXECUTIVE OFFICER, AND DIRECTOR

POWER OF ATTORNEY

Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

The undersigned officers and directors of Roanoke Technology Corp. hereby severally constitute and appoint David L. Smith, Jr., our true and lawful attorney-in-fact and agent with full power of substitution for us in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent in full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, any lawfully do or cause to be done by virtue hereof.

By:	/s/ David L. Smith, Jr. David L.Smith, Jr.	Chairman of the Board of Direcotrs, Chief Executive Officer	Dated: July 3, 2002

By:	/s/ Jack Webb Jack webb	President, Chief Operting Officer and Director and Director	Dated: July 3, 2002

By:	/s/ Edwin E. Foster, Jr. Edwin E. Foster, Jr.	Chief Financial Officer, Secretary and Director	Dated: July 3, 2002